Exhibit 10.6
EXECUTION COPY

U.S. Up to $150,000,000
AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT
Dated as of November 5, 2010
Among
FIFTH STREET FUNDING, LLC,
as the Borrower
FIFTH STREET FINANCE CORP.,
as the Servicer and the Transferor
WELLS FARGO SECURITIES, LLC,
as the Administrative Agent
EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS FROM TIME TO
TIME PARTY HERETO,
as the Lenders
EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO,
as the Lender Agents
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Issuing Lender
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Collateral Agent, Account Bank and Collateral Custodian

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE V	Loan Asset Schedule

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Assignment of Mortgage
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Variable Funding Note
EXHIBIT J	Form of Notice and Request for Consent
EXHIBIT K	Form of Certificate of Closing Attorneys
EXHIBIT L	Form of Servicing Report
EXHIBIT M	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT N	Form of Release of Required Loan Documents
EXHIBIT O	Form of Transferee Letter
EXHIBIT P	Form of Power of Attorney for Servicer
EXHIBIT Q	Form of Power of Attorney for Borrower
EXHIBIT R	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT S	Form of Letter of Credit Request

ANNEXES
ANNEX A	Commitments

-v-

          This AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT is made as of November 5, 2010, among:
     (1) FIFTH STREET FUNDING, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);
     (2) FIFTH STREET FINANCE CORP., a Delaware corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);
     (3) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO, as a Conduit Lender;
     (4) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO, as an Institutional Lender;
     (5) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO, as a Lender Agent;
     (6) WELLS FARGO SECURITIES, LLC, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”);
     (7) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Letter of Credit Issuing Lender (together with its successors and assigns in such capacity, the “Issuing Lender”); and
     (8) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”), the Account Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).
PRELIMINARY STATEMENT
          The parties hereto were party to a certain Loan and Servicing Agreement, dated as of November 16, 2009 (as amended to date, the “Original Agreement”) by and among Fifth Street Funding, LLC, as the borrower, Fifth Street Finance Corp., as the transferor and as the servicer, Wells Fargo Securities, LLC, as the administrative agent, each of the Conduit Lenders and Institutional Lenders from time to time party thereto, each of the Lender Agents from time to time party thereto and Wells Fargo Bank, National Association, as the collateral agent, as the account bank and as the collateral custodian. The parties hereto hereby amend and restate the Original Agreement.
          The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances and L/C Advances under the Variable Funding Note(s) from time to time in an aggregate principal amount not to exceed the Borrowing Base, and the Issuing Lender has agreed to issue Letters of Credit from time to time as set forth herein. The proceeds of the Advances will be used to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor, approved by the Administrative Agent, pursuant to the Purchase and Sale Agreement between the Borrower and the Transferor. Accordingly, the parties agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.01 Certain Defined Terms.
          (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
          (b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
          “Account Bank” means Wells Fargo, in its capacity as the “Account Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.
          “Action” has the meaning assigned to that term in Section 8.03.
          “Additional Amount” has the meaning assigned to that term in Section 2.11(a).
          “Adjusted Borrowing Value” means for any Loan Asset, for any date of determination, an amount equal to the lowest of: (i) the Outstanding Balance of such Loan Asset at such time, and (ii) the Assigned Value of such Loan Asset at such time multiplied by the Outstanding Balance of such Loan Asset; provided that the parties hereby agree that the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset shall be zero; provided further that the aggregate Adjusted Borrowing Value for all Loan Assets with respect to a single Obligor and its Affiliates shall not exceed $20,000,000 (for the avoidance of doubt, companies owned by the same private equity sponsor shall not be considered “Affiliates” for purposes of this definition).
          “Administrative Agent” means Wells Fargo Securities, LLC, in its capacity as administrative agent for the Lender Agents, together with its successors and assigns, including any successor appointed pursuant to Article IX.
          “Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

          “Advance Date” means (i) with respect to any Advance, the date on which such Advance is made or (ii) with respect to any L/C Advance, the date on which the Issuing Lender paid any draw or demand for payment under the applicable Letter of Credit.
          “Advance Date Assigned Value” means, with respect to any Loan Asset, the value (expressed as a percentage of the Outstanding Balance of such Loan Asset) equal to the lower of (i) the purchase price paid by the Borrower to acquire such Loan Asset from the Transferor (expressed exclusive of accrued interest) or (ii) the value determined by the Administrative Agent, in its sole reasonable discretion; provided that, the Advance Date Assigned Value shall be zero with respect to second-lien Revolving Loan Assets which fail to meet the criteria set forth in clause (i) of the proviso in Section 1 of Schedule III.
          “Advances Outstanding” means, at any time, (a) the aggregate amount of all L/C Advances and (b) the sum of the principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.
          “Affected Party” has the meaning assigned to that term in Section 2.10.
          “Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset or for purposes of Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.
          “Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Purchase and Sale Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.
          “Agreement” means this Amended and Restated Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

          “Applicable Law” means for any Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
          “Applicable Percentage” means, for each Eligible Loan Asset, the percentage assigned by the Administrative Agent in its sole discretion on the Cut-Off Date and set forth on the Approval Notice pertaining to such Loan Asset; provided that such percentage shall not be less than 50% or greater than 65%.
          “Applicable Spread” means 3.50% per annum; provided that, at any time after the occurrence of an Event of Default, the Applicable Spread shall be 5.00%.
          “Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Borrower pursuant to the terms of the Purchase and Sale Agreement and the Loan Assignment by which the Transferor effects such conveyance.
          “Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of Fifth Street and its Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to Fifth Street, to be determined by the Board of Directors of Fifth Street and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of Fifth Street and its Subsidiaries, to (b) the aggregate amount of Indebtedness of Fifth Street and its Subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include Subsidiaries that are not required to be included by the 1940 Act as affected by such orders of the Securities and Exchange Commission issued to Fifth Street, including, if set forth in any such order, any Subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.
          “Assigned Documents” has the meaning assigned to that term in Section 2.12.
          “Assigned Value” means, with respect to each Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Loan Asset, the Advance Date Assigned Value of such Loan Asset, subject to the following terms:

          (a) If a Value Adjustment Event of the type described in clauses (ii), (iv) or (vi) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be zero.
          (b) If a Value Adjustment Event of the type described in clauses (i), (iii) or (v) of the definition thereof with respect to such Loan Asset occurs, “Assigned Value” may be amended by the Administrative Agent, in its sole discretion; provided that the Assigned Value of any Priced Loan Asset shall not be less than the price quoted therefor (if any) by such nationally recognized pricing service as selected by the Administrative Agent. In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan Asset, the Borrower may (at its expense) retain any nationally recognized valuation firm reasonably acceptable to the Administrative Agent to value such Loan Asset and if the value determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall become the Assigned Value of such Loan Asset; provided that the Assigned Value of such Loan Asset shall be the value assigned by the Administrative Agent until such firm has determined its value. The Assigned Value of any Loan Asset may be increased at the sole discretion of the Administrative Agent upon improvement in the Net Leverage Ratio or the Interest Coverage Ratio of such Loan Asset, as the case may be, as part of a Value Adjustment Event; provided that such Assigned Value may not increase above the purchase price paid by the Borrower to acquire the Loan Asset from the Transferor. The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.
          “Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to effect the assignment of the Mortgage to the Collateral Agent, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loan Assets secured by mortgaged properties located in the same jurisdiction, if permitted by Applicable Law, substantially in the form of Exhibit B.
          “Available Collections” means, (a) all cash collections and other cash proceeds with respect to any Loan Asset, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts and (b) all payments received pursuant to any Hedging Agreement or Hedge Transaction; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.
          “Average Life” means, as of any date of determination, the number obtained for each Loan Asset by (i) summing the products of (A) the number of actual days divided by 360 from such date of determination to the respective dates of each successive Scheduled Payment of principal of a Loan Asset and (B) the related amounts of the principal of such Scheduled

Payment of principal and (ii) dividing such sum by the sum of all successive Scheduled Payment of principal of such Loan Asset.
          “Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
          “Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:
          (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
          (ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
          “Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
          “Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.
          “Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.
          “Borrower” has the meaning assigned to that term in the preamble hereto.
          “Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:
          (a) (i) the aggregate sum of the products of (A) the Applicable Percentage for each Eligible Loan Asset as of such date and (B) the Adjusted Borrowing Value of such Eligible Loan Asset as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account minus the Unfunded Exposure Equity Amount; or
          (b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collection Account as of such date plus (iv) the amount on deposit in the Unfunded Exposure Account minus the Unfunded Exposure Equity Amount; or
          (c) the Maximum Facility Amount minus the Unfunded Exposure Amount plus amounts on deposit in the Unfunded Exposure Account;
provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.
          “Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.
          “Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.
          “Breakage Fee” means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the Lender funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender Agent’s reasonable discretion and shall be conclusive absent manifest error.
          “Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Collateral Agent are authorized or required by applicable law, regulation or executive order to close; provided, that, if any determination of a Business Day shall relate to an Advance or L/C Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. For avoidance of doubt, if the offices of the Collateral Agent are authorized by applicable law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.
          “Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change of Control” shall be deemed to have occurred if any of the following occur:
          (a) the Management Agreement shall fail to be in full force and effect; provided that if, pursuant to a Fifth Street Affiliate Merger Transaction, the services provided to Fifth Street under the Management Agreement have been assumed by a Fifth Street Merger Party or by Fifth Street for its own account, then the foregoing shall not be deemed a “Change of Control”;
          (b) the creation or imposition of any Lien on any limited liability company membership interest in the Borrower (other than pursuant to the Pledge Agreement);
          (c) the failure by Fifth Street to own 100% of the limited liability company membership interests in the Borrower; or
          (d) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, Fifth Street.
          “Change of Tax Law” means any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction in which an Obligor is organized, or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any proposed change in such laws or change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction, or the official proposal of any such action.
          “Closing Date” means November 16, 2009
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Agent” has the meaning assigned to that term in the preamble hereto.
          “Collateral Agent Expenses” means the expenses set forth in the Wells Fargo Fee Letter and any other accrued and unpaid expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.
          “Collateral Agent Fees” means the fees set forth in the Wells Fargo Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.
          “Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.
          “Collateral Custodian” means Wells Fargo, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

          “Collateral Custodian Expenses” means the expenses set forth in the Wells Fargo Fee Letter and any other accrued and unpaid expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.
          “Collateral Custodian Fees” means the fees set forth in the Wells Fargo Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.
          “Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.
          “Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified below in clauses (i) through (iv) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):
          (i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;
          (ii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);
          (iii) the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and
          (iv) all income and Proceeds of the foregoing.
          “Collection Account” means a trust account (account number 53237100 at the Account Bank) in the name of the Borrower for the benefit of and under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.
          “Collection Account Agreement” means that certain Collection Account Agreement, dated the date of this Agreement, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, which agreement relates to the Collection Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

          “Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances or L/C Advances.
          “Commercial Paper Notes” means, any short-term promissory notes of any Conduit Lender issued by such Conduit Lender in the commercial paper market.
          “Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f) or L/C Advances, the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable and (ii) on or after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f) or L/C Advances), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.
          “Commitment Increase Amount” means, in the event the aggregate Commitments are increased after the Closing Date pursuant to Section 2.22, the amount by which such increased aggregate Commitments exceed the aggregate Commitments in effect immediately prior to giving effect to such increase; provided that, for the avoidance of doubt, the Commitment Increase Amount on the First Amendment Date shall equal $50,000,000.
          “Commitment Increase Closing Date” means, in the event the aggregate Commitments are increased after the Closing Date pursuant to Section 2.22, the date such increase shall become effective; provided, that, for the avoidance of doubt, the First Amendment Date shall be deemed a “Commitment Increase Closing Date”.
          “Conduit Lender” means each commercial paper conduit as may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.22(b).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
          “Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.
          “Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is Pledged hereunder.
          “Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

          “Determination Date” means the fifth Business Day after the end of each calendar month.
          “Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(e) or a disbursement request from the Principal Collection Account in accordance with Section 2.21, as applicable.
          “EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.
          “Eligible Loan Asset” means, at any time, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule III hereto is true and correct.
          “Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
          “Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset, (ii) any security purchased as part of a “unit” with a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan Asset, for so long as such obligation fails to satisfy such requirements.
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
          “Eurodollar Disruption Event” means the occurrence of any of the following: (a) Wells Fargo shall have notified the Administrative Agent of a determination by Wells Fargo or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance or L/C Advance, (b) Wells Fargo shall have notified the Administrative Agent of the inability, for any reason, of Wells Fargo or any of its respective assignees or participants to determine LIBOR, (c) Wells Fargo shall have notified the Administrative Agent of a determination by Wells Fargo or any of its respective assignees or participants that the rate at which deposits of United States dollars are being offered to Wells Fargo or any of its respective assignees or participants in the London interbank market does not accurately reflect the cost to Wells Fargo or its assignee or participant of making, funding or maintaining any Advance or L/C Advance or (d) Wells Fargo shall have notified the Administrative Agent of the inability of Wells Fargo or any of its respective assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance or L/C Advance.
          “Event of Default” has the meaning assigned to that term in Section 7.01.
          “Excepted Persons” has the meaning assigned to that term in Section 11.13(a).
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.
          “Excluded Taxes” has the meaning assigned to that term in Section 2.11(a).
          “Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.
          “FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.
          “Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.
          “Fees” means (i) the Non-Usage Fee and (ii) the fees payable to each Lender or Lender Agent pursuant to the terms of any Lender Fee Letter.
          “Fifth Street” means Fifth Street Finance Corp.
          “Fifth Street Affiliate Merger Transaction” has the meaning specified in Section 5.04(a) hereof.
          “Fifth Street Competitor” means any specialty finance company which derives substantially all of its revenue from lending to and providing investment in middle market companies.
          “Fifth Street LIBOR Rate” means, with respect to any Loan Asset, the definition of “LIBOR Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “LIBOR Rate” or such comparable definition is not defined in such Loan Agreement, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month, a two-month or a three-month maturity, as applicable, as and when determined in accordance with the applicable Loan Agreement.
          “Fifth Street Merger Party” shall mean any Person that (a) is an Affiliate of Fifth Street (other than the Borrower) on the Closing Date or (b) becomes an Affiliate of Fifth Street after the Closing Date and was either (i) a newly formed Person which (x) has not entered into any merger, consolidation or acquisition prior to the applicable Fifth Street Affiliate Merger Transaction and (y) since its inception has been an Affiliate of Fifth Street or (ii) an existing Person when it became an Affiliate of Fifth Street but, immediately prior to such Fifth Street Affiliate Merger Transaction, had been an Affiliate of Fifth Street for at least two years.
          “Fifth Street Prime Rate” means, with respect to any Loan Asset, the definition of “Prime Rate” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Prime Rate” or such comparable definition is not defined in such Loan Agreement, the rate designated by certain reference lenders in the applicable Loan Agreement from time to time as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Fifth Street Prime Rate is not intended to be lowest rate of interest charged by Fifth Street in connection with extensions of credit to debtors.
          “Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.
          “Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
          “First Amendment Date” means May 26, 2010.
          “Fitch” means Fitch, Inc. or any successor thereto.
          “Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.
          “Floating Rate Loan Asset” means a Loan Asset under which the interest rate payable by the Obligor thereof is based on the Fifth Street Prime Rate or Fifth Street LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Fifth Street Prime Rate or Fifth Street LIBOR Rate.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
          “Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
          “Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation

and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
          “Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.
          “Hedge Collateral” has the meaning assigned to that term in Section 5.09(b).
          “Hedge Counterparty” means any entity, approved in writing by the Administrative Agent (in its sole discretion), which has entered into a Hedging Agreement in connection with this Agreement.
          “Hedge Transaction” means each interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Administrative Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.09(a) and is governed by a Hedging Agreement.
          “Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.09(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that the “Schedule” and the form of each “Confirmation” to any Hedging Agreement shall be subject to the written approval of the Administrative Agent, in its sole discretion.
          “Improvement Date” means, with respect to any Loan Asset, any date upon which the Assigned Value of such Loan Asset is revised pursuant to clause (b) of the definition of “Assigned Value” due to an improvement in the Interest Coverage Ratio or Net Leverage Ratio.
          “Indebtedness” means:
          (i) with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Interest Coverage Ratio and the Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and
          (ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).
          “Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
          “Indemnified Party” has the meaning assigned to that term in Section 8.01.
          “Indemnifying Party” has the meaning assigned to that term in Section 8.03.
          “Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of their respective Affiliates (other than his or her service as an Independent Director of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of their Affiliates (other than his or her service as an Independent Director of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The initial Independent Director of the Borrower set forth in the Borrower’s operating agreement as of the Closing Date is hereby approved by the Administrative Agent.
          “Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

          “Initial Advance” means the first Advance made pursuant to Article II.
          “Initial Payment Date” means the 15th day of January (or if such day is not a Business Day, the next succeeding Business Day).
          “Initial Reinvestment Period Extension” has the meaning assigned to that term in Section 2.19(b).
          “Initial Stated Maturity Extension” has the meaning assigned to that term in Section 2.19(a).
          “Institutional Lender” means (i) Wells Fargo and (ii) each financial institution other than a Conduit Lender which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.22(b).
          “Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.
          “Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.
          “Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than (i) any such amount received which is required to be used to restore, improve or repair the related real estate or required to be paid to the Obligor under the Loan Agreement or (ii) prior to an Event of Default hereunder and with prior notice to the Administrative Agent, any such amount for which the Borrower has elected, in its reasonable business discretion, to be used to restore, improve or repair the related real estate or otherwise to be paid to the Obligor under the Loan Agreement.
          “Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for each such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).
          “Interest Collection Account” means a sub-account (account number 53237102 at the Account Bank) of the Collection Account into which Interest Collections shall be segregated.
          “Interest Collections” means, (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan Assets.

          “Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) Interest.
          “Issuing Lender” has the meaning assigned to that term in the preamble hereto.
          “Joinder Supplement” means an agreement among the Borrower, a Lender, its Lender Agent and the Administrative Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.
          “L/C Amounts” has the meaning specified in Section 2.23(d).
          “L/C Advance” means any L/C Amounts which have not been reimbursed and for which an advance is deemed to have been made pursuant to Section 2.23(d).
          “Lender” means any Institutional Lender or Conduit Lender, and/or any other Person to whom an Institutional Lender or Conduit Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04. For the avoidance of doubt, the Issuing Lender shall constitute a “Lender” with respect to the repayment of the L/C Amounts by the Borrower for all purposes hereunder.
          “Lender Agent” means, with respect to (i) Wells Fargo, Wells Fargo; (ii) each Conduit Lender which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Conduit Lender in the applicable Joinder Supplement and (iii) each Institutional Lender which may from time to time become a party hereto, each shall be deemed to be its own Lender Agent, and, in each case, each of their respective successors and assigns.
          “Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Lender and its related Lender Agent in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.
          “Letter of Credit” has the meaning specified in Section 2.23(a).
          “Letter of Credit Fees” means the fees payable to the Issuing Lender with respect to each Letter of Credit pursuant to Section 2.23(c).
          “Letter of Credit Request” means a request by the Borrower for a Letter of Credit pursuant to Section 2.23(b) and in the form of Exhibit S.
          “LIBOR” means, for any day during the Remittance Period, with respect to any Advance or L/C Advance (or portion thereof) (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.
          “Lien Release Dividend” has the meaning assigned to that term in Section 2.07(g).
          “Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.07(g).
          “Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances or L/C Advances hereunder.
          “Liquidity Bank” means the Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of Commercial Paper Notes.
          “Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.
          “Loan Asset” means any loan originated or acquired by the Transferor in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan and any Underlying Collateral, but excluding, in each case, the Retained Interest and Excluded Amounts and which loan was acquired by the Borrower from the Transferor under the Purchase and Sale Agreement and owned by the Borrower on the initial Advance Date (as set forth on the Loan Asset Schedule delivered on the initial Advance Date) or acquired by the Borrower from the Transferor under the Purchase and Sale Agreement after the initial Advance

Date pursuant to the delivery of a Loan Assignment and listed on Schedule I to the Loan Assignment.
          “Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy.
          “Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.
          “Loan Asset Register” has the meaning assigned to that term in Section 5.03(l).
          “Loan Asset Schedule” means the schedule of Loan Agreements evidencing Loan Assets delivered by the Borrower to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule V, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.
          “Loan Assignment” has the meaning set forth in the Purchase and Sale Agreement.
          “Make-Whole Premium” means an amount, payable pro rata to each Lender Agent (for the account of the applicable Lender), equal to (i) to the extent the Agreement is terminated and the Make-Whole Premium is required to be paid pursuant to Section 2.18(b) on or prior to the date which is one year following the First Amendment Date, 3.00% of the Maximum Facility Amount and (ii) to the extent the Agreement is terminated and the Make-Whole Premium is required to be paid pursuant to Section 2.18(b) on or prior to the date which is 90 days prior to the date which is two years following the First Amendment Date but after the first anniversary of the First Amendment Date, 1.00% of the Maximum Facility Amount; provided that, in the foregoing clauses (i) and (ii), the Make-Whole Premium shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.
          “Management Agreement” means the Amended and Restated Investment Advisory Agreement, dated as of April 30, 2008, between Fifth Street and Fifth Street Management LLC.
          “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
          “Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the

Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.
          “Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset (or, solely in the case of clause (d)(ii)(y), a change to any loan senior to a Loan Asset) which:
          (a) reduces or forgives any or all of the principal amount due under such Loan Asset;
          (b) (i) delays or extends the maturity date for such Loan Asset or (ii) delays or extends the required or scheduled amortization in any way that increases the Average Life of such Loan Asset by 0.50 years or more; provided that the Average Life of such Loan Asset may be increased by not more than 20% from its Average Life on the related Cut-Off Date if the Net Leverage Ratio of such Loan Asset is not more than 85% of the maximum established in the Net Leverage Ratio covenant of such Loan Asset;
          (c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset;
          (d) (i) in the case of a first lien loan, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a second lien loan, (x) contractually or structurally subordinates such Loan Asset to any obligation (other than the first lien loan which existed at the Cut-Off Date for such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Collateral securing such Loan Asset or (y) the commitment amount of any loan senior to such second lien loan is increased;
          (e) substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset; or
          (f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of the “Net Leverage Ratio”, “Interest Coverage Ratio” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties.
          “Maximum Facility Amount” means the aggregate Commitments as then in effect, which amount shall not exceed $150,000,000; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.
          “Minimum Equity Amount” means $100,000,000.
          “Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
          “Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan Asset, including the assignment of leases and rents related thereto.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years
          “Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA.
          “Non-Usage Fee” has the meaning assigned to that term in Section 2.09(a).
          “Non-Usage Fee Rate” has the meaning assigned to that term in Section 2.09(a).
          “Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor.
          “Notice and Request for Consent” has the meaning assigned to that term in Section 2.07(g)(i).
          “Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender Agent in the form attached hereto as Exhibit F.
          “Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit G.

          “Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, any Hedge Counterparty, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Hedge Breakage Costs, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Collateral Agent, the Hedge Counterparty, the Collateral Custodian and the Account Bank under this Agreement and/or any other Transaction Document, including, without limitation, any amounts payable under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement), any Lender Fee Letter, any Make-Whole Premium and costs and expenses payable by the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, including attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
          “Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.
          “Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.
          “Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.
          “Outstanding Balance” means the principal balance of a Loan Asset, expressed exclusive of PIK Interest and accrued interest; provided that amortization payments on a Loan Asset shall first be applied to PIK Interest when determining the Outstanding Balance of such Loan Asset. For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.
          “Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing on the 15th day of January; provided, that the final Payment Date shall occur on the Collection Date.
          “Payment Duties” has the meaning assigned to that term in Section 10.02(b)(ii).
          “Pension Plan” has the meaning assigned to that term in Section 4.01(x).
          “Permitted Assignee” means any lender which (i) is not a Fifth Street Competitor and (ii) has a long-term unsecured debt rating of not less than “A3” from Moody’s and not less than “A” from S&P.

          “Permitted Investments” means any of (i) Wells Fargo Advantage Money Market Funds — Government Money Market Fund, or (ii) Wells Fargo Money Market Deposit Account.
          “Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.
          “Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
          “PIK Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.
          “PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.
          “Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.
          “Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, between the Transferor, as pledgor, and the Collateral Agent, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:
          (a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;
          (b) all rights with respect to the Loan Assets to which the Transferor is entitled as lender under the applicable Loan Agreement;
          (c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

          (d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;
          (e) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;
          (f) all Insurance Policies with respect to any Loan Asset;
          (g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;
          (h) the Purchase and Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Purchase and Sale Agreement;
          (i) any Hedging Agreement and all payments from time to time due thereunder;
          (j) all records (including computer records) with respect to the foregoing; and
          (k) all collections, income, payments, proceeds and other benefits of each of the foregoing.
          “Priced Loan Asset” means any Loan Asset that has an observable quote from LoanX Mark-It Partners or Loan Pricing Corporation, or from another pricing service selected by the Administrative Agent in its sole discretion.
          “Prime Rate” means the rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.
          “Principal Collection Account” means a sub-account (account number 53237103 at the Account Bank) of the Collection Account into which Principal Collections shall be segregated.
          “Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(c)(i), (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset and (iii) all payments received pursuant to any Hedging Agreement or Hedge Transaction. For the

avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account.
          “Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (i) of the definition of “Commitment”), by the aggregate Commitments of all the Lenders (as determined under clause (i) of the definition of “Commitment”).
          “Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.
          “Prohibited Transferee” means any hedge fund, any so-called vulture fund or loan-to-own fund, any distressed debt fund or any other fund that is similar to any of the foregoing.
          “Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.
          “Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor have acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.
          “Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to clauses (ii) or (iv) of the definition of “Value Adjustment Event”, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.
          “Register” has the meaning assigned to that term in Section 2.14.
          “Reinvestment Period” shall mean the date commencing on the Closing Date and ending on the day preceding the earlier of (i) May 26, 2012 (or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders pursuant to Section 2.19(b)), (ii) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b).
          “Release Date” has the meaning set forth in Section 2.07(c).

          “Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan Asset in the Loan Agreements or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
          “Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.
          “Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).
          “Reporting Date” means the date that is two Business Days prior to the Payment Date of each calendar month, commencing December, 2009.
          “Required Lenders” means (i) Wells Fargo (as a Lender hereunder) and its successors and assigns and (ii) the Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect.
          “Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:
          (a) (i) other than in the case of a Noteless Loan Asset, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Collateral Agent), with any endorsement to the Collateral Agent to be in the following form: “Wells Fargo Bank, National Association, as Collateral Agent for the Secured Parties”, and (ii) in the case of a Noteless Loan Asset (x) a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment of such Noteless Loan Asset to the Transferor and from the Transferor to the Borrower and from the Borrower either to the Collateral Agent or in blank, and (y) a copy of the Loan Asset Register with respect to such Noteless Loan Asset, as described in Section 5.03(l)(ii);

          (b) originals or copies of each of the following, to the extent applicable to the related Loan Asset; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Asset Checklist;
          (c) if any Loan Asset is secured by a Mortgage, in each case as set forth in the Loan Asset Checklist:
          (i) either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by the Servicer, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Collateral Custodian shall have no duty to ascertain whether any certification set forth in this subsection (c)(ii) has been received, other than a certification which has been clearly delineated as being provided by the Servicer or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and
          (ii) other than with respect to any Agented Note, to the extent the Borrower is the sole lender under the Loan Agreement, an Assignment of Mortgage and of any other material recorded security documents (including any assignment of leases and rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Collateral Agent (and evidencing an unbroken chain of assignments from the prior holder of record to the Collateral Agent), with any assignment to the Collateral Agent to be in the following form: “Wells Fargo Bank, National Association, as Collateral Agent for the Secured Parties”;
          (d) with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Collateral Agent as total assignee or showing the Obligor, as debtor and the Transferor as secured party and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Asset Checklist.
          “Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.
          “Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.
          “Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.
          “Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).
          “Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Transferor to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed (including letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments).
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).
          “Same-Day Advance” means any Advance made on the same day such Advance is requested, in accordance with the second sentence of Section 2.02(b).
          “Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

          “Second Reinvestment Period Extension” has the meaning assigned to that term in Section 2.19(b).
          “Second Stated Maturity Extension” has the meaning assigned to that term in Section 2.19(a).
          “Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Lender Agent, the Issuing Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent, the Account Bank and each Hedge Counterparty.
          “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.
          “Servicer Pension Plan” has the meaning set forth in Section 4.03(p).
          “Servicer Termination Event” means the occurrence of any one or more of the following events:
          (a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days;
          (b) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Servicing Standard regarding the servicing of the Collateral Portfolio and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
          (c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $1,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;
          (d) a Bankruptcy Event shall occur with respect to the Servicer;

          (e) Fifth Street shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender Agent and the Administrative Agent (as required in the last sentence of Section 11.04(a));
          (f) at the end of any fiscal quarter, Fifth Street fails to maintain the Asset Coverage Ratio at greater than or equal to 2:1;
          (g) Fifth Street permits Shareholders’ Equity (as reflected in its 10Q or 10K without any deductions) at the last day of any of its fiscal quarter to be less than $200,000,000 plus 75% of the net proceeds of the sale of equity interests by Fifth Street after the Closing Date;
          (h) any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day-to-day management) relating to (x) Leonard Tannenbaum or (y) any two of Chad Blakeman, Bernard Berman and Ivelin Dimitrov failing to provide active and material participation in the Servicer’s or Transferor’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, and such persons are not replaced with other individuals reasonably acceptable to the Administrative Agent within 30 days of such event;
          (i) any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be or (ii) any other Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;
          (j) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
          (k) any financial or other information reasonably requested by the Administrative Agent, a Lender Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;
          (l) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $1,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 30 consecutive days without a stay of execution;
          (m) any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.04(a) of this Agreement;

          (n) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof);
          (o) Fifth Street makes a capital contribution to an Affiliate other than the Borrower and after accounting for such capital contribution, Fifth Street’s Shareholders’ Equity (provided that equity in Affiliates other than the Borrower will not be included in this calculation) is not greater than $250,000,000; or
          (p) any other event which has caused, or which may cause, a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.
          “Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).
          “Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).
          “Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided that the rate set forth in clause (i) hereof may be increased up to 0.75% at the discretion of the Administrative Agent in the event that a successor Servicer is appointed pursuant to Section 6.01(c).
          “Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.
          “Servicing Report” has the meaning assigned to that term in Section 6.08(b).
          “Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a)(i) if the Servicer is the originator or an Affiliate thereof, the higher of: (A) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loan Assets for its own account, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loan Assets; and (c) without regard to: (i) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan Asset, (ii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iii) the ownership by the Servicer or any Affiliate thereof of any Loan Assets, or (iv) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer.
          “Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Servicer at such date.
          “Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.
          “Spread Differential” means, for any date of determination, the (a) weighted average fixed rate cash coupon of the Fixed Rate Loan Assets included in the Collateral Portfolio on such date minus (b) the Yield Rate for such date.
          “State” means one of the fifty states of the United States or the District of Columbia.
          “Stated Maturity Date” means May 26, 2013 or such later date as is agreed to in writing by the Borrower, the Servicer, the Administrative Agent and the Lenders pursuant to Section 2.19(a).
          “Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.
          “Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(c)(ii).
          “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

          “Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.
          “Transaction Documents” means this Agreement, the Variable Funding Note(s), any Hedging Agreement, any Joinder Supplement, the Purchase and Sale Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Wells Fargo Fee Letter, each Lender Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.
          “Transferee Letter” has the meaning assigned to that term in Section 11.04(a).
          “Transferor” means Fifth Street, in its capacity as the transferor hereunder and as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.
          “Unfunded Exposure Account” means a trust account (account number 53237101 at the Account Bank) in the name of the Borrower and under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.
          “Unfunded Exposure Account Agreement” means that certain Unfunded Exposure Account Agreement, dated the date of this Agreement, among the Borrower, the Servicer, the Account Bank, the Administrative Agent, and the Collateral Agent, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Unfunded Exposure Amount” means, as of any date of determination, an amount equal to (i) the aggregate amount of all unfunded commitments associated with all Loan Assets owned by the Borrower plus (ii) the Unpledged L/C Commitments.
          “Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).
          “Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to:

          (i) for all Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the Unfunded Exposure Amount for each such Loan Asset multipliedby (b) the difference of (x) 100% minus (y) the Applicable Percentage for each such Loan Asset;
          plus
          (ii) for all Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) (x) 100% minus the Assigned Value for each such Loan Asset multiplied by (y) the Unfunded Exposure Amount of each such Loan Asset; multiplied by (b) the Applicable Percentage for each such Loan Asset plus
          (iii) the Unpledged L/C Commitments.
          “United States” means the United States of America.
          “Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.
          “Unpledged L/C Commitments” means the aggregate then undrawn and unexpired amount of all Letters of Credit issued to a beneficiary of an obligor for which the related revolving loan, letter of credit facility or other loan agreement has not been Pledged hereunder but which is owned by the Transferor.
          “Unrestricted Cash” the meaning of “Unrestricted Cash” or any comparable definition in the Loan Agreements for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Loan Agreement, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Loan Agreement).
          “Unused Portion” has the meaning assigned to that term in Section 2.09(a).
          “Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:
          (i) (x) The Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is less than 90% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on (A) the applicable Cut-Off Date (if no Improvement Date has occurred) or (B) the most recent Improvement Date (if an Improvement Date has occurred) or (y) the Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is more than 0.50x higher than such Net Leverage Ratio as calculated on (A) the applicable Cut-Off Date (if no Improvement Date has occurred) or (B) the most recent Improvement Date (if an Improvement Date has occurred);
          (ii) an Obligor payment default under any Loan Asset (after giving effect to any grace and/or cure period set forth in the Loan Agreement, but not to exceed five days);

          (iii) any other Obligor default under any Loan Asset for which the Borrower (or agent or required lenders pursuant to the Loan Agreement, as applicable) has elected to exercise any of its rights and remedies under the applicable Loan Agreement in case of the default thereunder (including, but not limited to, acceleration of the debt);
          (iv) a Bankruptcy Event with respect to the related Obligor;
          (v) the occurrence of a Material Modification (in accordance with clauses (b)-(f) of the definition thereof) with respect to such Loan Asset; or
          (vi) the occurrence of a Material Modification (in accordance with clause (a) of the definition thereof) with respect to such Loan Asset.
          “Variable Funding Note” has the meaning assigned to such term in Section 2.01(a).
          “Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset) and the failure of the Borrower to cure such breach, or cause the same to be cured, within 10 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof; provided that, any Loan Asset approved by the Administrative Agent in accordance with Section 11 of Schedule III on the applicable Cut-Off Date shall not be a Warranty Loan Asset due to the failure of such Loan Asset to satisfy the requirements of Section 11 of Schedule III on any date thereafter.
          “Warranty Loan Asset” means any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset or a Loan Asset with respect to which a Warranty Event has occurred.
          “Wells Fargo” shall mean Wells Fargo Bank, N.A., and its successors and assigns.
          “Wells Fargo Fee Letter” means the Amended and Restated Wells Fargo Fee Letter, dated as of the May 26, 2010, between the Collateral Agent, the Collateral Custodian, the Account Bank, the Borrower and the Administrative Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
          “Yield” means with respect to any Remittance Period, the sum for each day in such Remittance Period determined in accordance with the following formula:
YR x L
D

where:	YR	=	the Yield Rate applicable on such day;
	L	=	the Advances Outstanding on such day; and

D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;
provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.
          “Yield Rate” means, as of any date of determination, an interest rate per annum equal to LIBOR for such date plus the Applicable Spread; provided that if Wells Fargo shall have notified the Administrative Agent that a Eurodollar Disruption Event has occurred, the Yield Rate shall be equal to the Base Rate plus the Applicable Spread until such Lender Agent shall have notified the Administrative Agent that such Eurodollar Disruption Event has ceased, at which time the Yield Rate shall again be equal to LIBOR for such date plus the Applicable Spread.
     SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
     SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     SECTION 1.04 Interpretation.
          In each Transaction Document, unless a contrary intention appears:
          (a) the singular number includes the plural number and vice versa;
          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
          (c) reference to any gender includes each other gender;
          (d) reference to day or days without further qualification means calendar days;
          (e) reference to any time means New York, New York time;
          (f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

          (g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
          (h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.
ARTICLE II.
THE FACILITY
     SECTION 2.01 Variable Funding Note and Advances.
          (a) Variable Funding Note. The Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender Agent, at the address set forth on the signature pages of this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note (as amended, modified, supplemented or restated from time to time, the “Variable Funding Note”), in substantially the form of Exhibit I, in an aggregate face amount equal to the applicable Lender’s Commitment as of the date hereof or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue on the Variable Funding Note, and the Variable Funding Note shall be payable, as described herein.
          (b) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Lenders shall make Advances under the Variable Funding Notes, secured by the Collateral Portfolio, (x) to the Borrower for the purpose of purchasing Eligible Loan Assets or (y) to the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount. Other than pursuant to Section 2.02(f), under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein (other than pursuant to Section 2.02(f)), no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed the least of (x) such Lender’s unused Commitment then in effect and (y) the aggregate unused Commitments then in effect.

          (c) Notations on Variable Funding Note. Each Lender Agent is hereby authorized to enter on a schedule attached to the Variable Funding Note with respect to each Conduit Lender and each Institutional Lender a notation (which may be computer generated) with respect to each Advance and L/C Advance under the Variable Funding Note made by the applicable Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to any Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances and L/C Advances in accordance with their respective terms as set forth herein.
     SECTION 2.02 Procedure for Advances.
          (a) During the Reinvestment Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.
          (b) Each Advance shall be made on at least one Business Day’s irrevocable written notice (other than in the case of a Same-Day Advance) from the Borrower to the Administrative Agent and each Lender Agent, with a copy to the Collateral Agent and the Collateral Custodian, in the form of a Notice of Borrowing; provided that such Notice of Borrowing shall be deemed to have been received by the Administrative Agent and each Lender Agent on a Business Day if delivered no later than 5:00 p.m. on such Business Day and if not delivered by such time, shall be deemed to have been received on the following Business Day. For each Same-Day Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender Agent, with a copy to the Collateral Agent and the Collateral Custodian no later than 2:00 p.m. on the proposed date of such Same-Day Advance; provided that, the amount of any such Same-Day Advance shall not exceed $20,000,000. The Borrower or the Servicer shall post all Loan Agreements and other loan documents and information with respect to each proposed Eligible Loan Asset, if any, to an IntraLinks (or other replacement) website to which the Administrative Agent and each Lender Agent has access. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:
          (i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;
          (ii) the proposed date of such Advance;
          (iii) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;

          (iv) the amount of cash that will be funded by the Transferor into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance, if applicable; and
          (v) whether such Advance should be remitted to the Borrower or the Unfunded Exposure Account.
On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Borrower, either (i) make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing or (ii) remit in same day funds an amount equal to such Lender’s Pro Rata Share of such Advance into the Unfunded Exposure Account, as applicable; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender’s Pro Rata Share of the Unfunded Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.
          (c) The Advances and L/C Advances shall bear interest at the Yield Rate.
          (d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Make-Whole Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances and L/C Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period.
          (e) A determination by Wells Fargo of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent promptly after the Administrative Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances or L/C Advances at LIBOR, shall be conclusive absent manifest error.
          (f) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, upon the occurrence of an Event of Default or on the last day of the Reinvestment Period, the amount on deposit in the Unfunded Exposure Account is less than the aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Unfunded Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02). For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default or the last day of the Reinvestment Period.
          (g) The obligation of each Conduit Lender and each Institutional Lender to remit its Pro Rata Share of any Advance or L/C Advance shall be several from that of each other

Lender and the failure of any Conduit Lender or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.
     SECTION 2.03 Determination of Yield. Each applicable Lender Agent shall determine the Yield for its portion of the Advances and L/C Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.
     SECTION 2.04 Remittance Procedures. The Servicer, as agent for the Administrative Agent and the Lender Agents, shall instruct the Collateral Agent and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control (as defined in the Collection Account Agreement), the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.
          (a) Payment Date Transfers During Reinvestment Period and Absent an Event of Default. During the Reinvestment Period, so long as no Event of Default has occurred and, in any case, prior to the declaration, or automatic occurrence, of the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date, and priority:
          (i) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank in payment in full of all accrued fees and expenses due under the Wells Fargo Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i) (and Section 2.04(b)(i), (c)(i) and (d)(i), if applicable) shall not, collectively, exceed $170,000 per annum;
          (ii) to the Servicer, in payment in full of all accrued Servicing Fees;
          (iii) to the Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its Hedging Agreement in respect of any Hedge Transaction(s);
          (iv) to the Issuing Lender, in an amount equal to any accrued and unpaid Letter of Credit Fees and any taxes, charges or other costs or expenses incurred by the Issuing Lender;
          (v) pro rata, in accordance with the amounts due under this clause, to each Lender Agent, for the account of the applicable Lender, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;

          (vi) pro rata, to each Lender Agent (for the account of the applicable Lender) and the Administrative Agent, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;
          (vii) to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency;
          (viii) at the discretion of the Servicer, to fund the Unfunded Exposure Account (in an amount up to the Unfunded Exposure Amount);
          (ix) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;
          (x) to pay the Advances Outstanding, together with any applicable Make-Whole Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);
          (xi) to the Hedge Counterparty, any Hedge Breakage Costs owing to the Hedge Counterparty under its Hedging Agreement;
          (xii) to pay any other amounts due (other than with respect to the repayment of Advances Outstanding) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.04(a)(vi));
          (xiii) to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and
          (xiv) to the Borrower, any remaining amounts.
          (b) Interest Payments after the Reinvestment Period but Prior to an Event of Default. After the Reinvestment Period but prior to the occurrence of an Event of Default or the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date, and priority:
          (i) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank in payment in full of all accrued fees and expenses due under the Wells Fargo Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i) (and Section 2.04(a)(i), (c)(i) and (d)(i), if applicable) shall not, collectively, exceed $170,000 per annum;
          (ii) to the Servicer, in payment in full of all accrued Servicing Fees;
          (iii) to the Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its Hedging Agreement in respect of any Hedge Transaction(s);
          (iv) to the Issuing Lender, in an amount equal to any accrued and unpaid Letter of Credit Fees and any taxes, charges or other costs or expenses incurred by the Issuing Lender;
          (v) pro rata, in accordance with the amounts due under this clause, to each Lender Agent, for the account of the applicable Lender, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;
          (vi) pro rata, to each Lender Agent (for the account of the applicable Lender) and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;
          (vii) to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency;
          (viii) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;
          (ix) to pay the Advances Outstanding, together with any applicable Make-Whole Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);
          (x) to the Hedge Counterparty, any Hedge Breakage Costs owing to the Hedge Counterparty under its Hedging Agreement;
          (xi) to pay any other amounts due (other than with respect to the repayment of Advances Outstanding) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.04(b)(vi));
          (xii) to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and

          (xiii) to the Borrower, any remaining amounts.
          (c) Principal Payments after the Reinvestment Period but Prior to an Event of Default. After the Reinvestment Period but prior to an Event of Default or the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date, and priority:
          (i) to pay amounts due under Section 2.04(b)(i) through (vii), to the extent not paid thereunder;
          (ii) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount;
          (iii) to pay the Advances Outstanding, including any applicable Make-Whole Premium, until paid in full;
          (iv) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;
          (v) to the Hedge Counterparty, any Hedge Breakage Costs owing to the Hedge Counterparty under its Hedging Agreement, to the extent not paid pursuant to Section 2.04(b)(x);
          (vi) to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.04(b)(vi));
          (vii) to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and
          (viii) to the Borrower, any remaining amounts.
          (d) Payment Date Transfers Upon the Occurrence of an Event of Default. If an Event of Default has occurred or, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date, and priority:
          (i) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral

Custodian in payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank in payment in full of all accrued fees and expenses due under the Wells Fargo Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i) (and Section 2.04(a)(i), (b)(i) and (c)(i), if applicable) shall not, collectively, exceed $170,000 per annum;
          (ii) to the Servicer, in payment in full of all accrued Servicing Fees;
          (iii) to the Hedge Counterparty, any amounts (other than any Hedge Breakage Costs) owing to that Hedge Counterparty under its Hedging Agreement in respect of any Hedge Transaction(s);
          (iv) to the Issuing Lender, in an amount equal to any accrued and unpaid Letter of Credit Fees and any taxes, charges or other costs or expenses incurred by the Issuing Lender;
          (v) pro rata, in accordance with the amounts due under this clause, to each Lender Agent, for the account of the applicable Lender, all Yield and the Non-Usage Fee that is accrued and unpaid as of the last day of the related Remittance Period;
          (vi) pro rata, to each Lender Agent (for the account of the applicable Lender) and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;
          (vii) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount;
          (viii) to pay the Advances Outstanding, including any applicable Make-Whole Premium, until paid in full;
          (ix) pari passu to (a) the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian in payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank in payment in full of all accrued expenses to the extent not previously paid;
          (x) to the Hedge Counterparty, any Hedge Breakage Costs owing to the Hedge Counterparty under its Hedging Agreement;
          (xi) to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.04(d)(vi));

          (xii) to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and
          (xiii) to the Borrower, any remaining amounts.
          (e) Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset or to pay L/C Amounts in accordance with Section 2.23(d); provided that, until an Event of Default has occurred, the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent and each Lender Agent) in the form of a Disbursement Request, and the Collateral Agent shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. At any time, the Servicer (or, after delivery of Notice of Exclusive Control (as such term is defined in the Unfunded Exposure Account Agreement), the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account which exceed the Unfunded Exposure Amount as of any date of determination to be deposited into the Principal Collection Account as Principal Collections.
          (f) Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.
     SECTION 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall immediately transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent, pursuant to Section 2.04. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent.
     SECTION 2.06 Borrowing Base Deficiency Payments.
          (a) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within three Business Days from the date of such Borrowing Base Deficiency, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Account, (ii) repay Advances Outstanding (together with any Breakage Fees, Hedge Breakage Costs and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), and/or (iii) subject to the approval of the Administrative Agent, in its sole discretion, Pledge additional Eligible Loan Assets; provided, that if the Borrower requests to Pledge another Eligible Loan Asset within one Business Day of such Borrowing Base Deficiency and the Administrative Agent does not either reject such Loan Asset or approve such Loan Asset within one Business Day of the Borrower’s request to Pledge such Loan Asset, then the Administrative Agent may, in its sole discretion, elect in writing to extend the three Business Day grace period set forth in this Section 2.06 for up to seven Business Days.
          (b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances Outstanding or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.
     SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.
          (a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset as a Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.
          (b) Discretionary Sales. The Borrower shall be permitted to sell Loan Assets to Persons other than the Transferor or its Affiliates from time to time; provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; and (iii) the prior written consent of the Administrative Agent shall be required if such Loan Asset is sold for an amount which is less than the Adjusted Borrowing Value.
          (c) Repurchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, no later than 10 Business Days following the earlier of knowledge by the Borrower of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:
          (i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to (x) the Advance Date Assigned Value multiplied by the Outstanding Balance of such Loan Asset, (y) all Hedge Breakage Costs arising as a result thereof and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement and (z) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or
          (ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.
          Upon confirmation of the deposit of the amounts set forth in Section 2.07(c)(i) into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.
          (d) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), or (c) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

          (i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent in connection with such sale, substitution or repurchase;
          (ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased;
          (iii) no selection procedures adverse to the interests of the Administrative Agent, the Lender Agents or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;
          (iv) the Borrower shall give one Business Day’s notice of such sale, substitution or repurchase;
          (v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;
          (vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all respects, except to the extent relating to an earlier date;
          (vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;
          (viii) the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the legal fees and expenses of the Administrative Agent, each Lender, each Lender Agent, Collateral Agent and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase); and
          (ix) the Borrower shall pay any Hedge Breakage Costs arising as a result of such sale, substitution or repurchase and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, if applicable, as required by the terms of any Hedging Agreement.
          (e) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets without the prior written consent of the Administrative Agent, except in the case of a Lien Release Dividend or repurchases of Loan Assets by the Transferor pursuant to Section 6.1 of the Purchase and Sale Agreement or substitutions of Loan Assets pursuant to Section 6.2 of the Purchase and Sale Agreement.

          (f) Limitations on Sales and Substitutions. The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) sold pursuant to Section 2.07(b), substituted pursuant to Section 2.07(a) or released pursuant to a Lien Release Dividend during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).
          (g) Lien Release Dividend. Notwithstanding any provision contained in this Agreement to the contrary, provided no Event of Default has occurred and no Unmatured Event of Default exists, on a Lien Release Dividend Date, the Borrower may dividend to the Transferor Loan Assets that were sold by the Transferor to the Borrower, or portions thereof (each, a “Lien Release Dividend”), subject to the following terms and conditions, as certified by the Borrower and the Transferor to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian):
          (i) The Borrower and the Transferor shall have given the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, at least five Business Days prior written notice requesting that the Administrative Agent consent to the effectuation of a Lien Release Dividend, in the form of Exhibit J hereto (a “Notice and Request for Consent”), which consent shall be given in the sole and absolute discretion of the Administrative Agent; provided that, if the Administrative Agent shall not have responded to the Notice and Request for Consent by 11:00 a.m. on the day that is one Business Day prior to the proposed Lien Release Dividend Date, the Administrative Agent shall be deemed not to have given its consent;
          (ii) On any Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;
          (iii) After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no material adverse change as to the Servicer or the Borrower;
          (iv) Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (x) insolvent, (y) with insufficient funds to pay its obligations as and when they become due or (z) with inadequate capital for its present and anticipated business and transactions;

          (v) On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, a list specifying all Loan Assets or portions thereof to be transferred pursuant to such Lien Release Dividend and the Administrative Agent shall have approved the same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;
          (vi) A portion of a Loan Asset may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Loan Asset remaining as a part of the Collateral Portfolio, any other aspect of the Collateral Portfolio, the Lenders, the Lender Agents, the Administrative Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan Asset) for the portion of the Loan Asset remaining as a part of the Collateral Portfolio has been executed, and the original thereof has been endorsed to the Collateral Agent and delivered to the Collateral Custodian;
          (vii) Each Loan Asset, or portion thereof, as applicable, shall be transferred at a value equal to the Outstanding Balance thereof, exclusive of any accrued and unpaid interest or PIK Interest thereon;
          (viii) The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Administrative Agent;
          (ix) The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Fees) with respect to the Loan Assets to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loan Assets pursuant to such Lien Release Dividend; and
          (x) The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Assets in connection with such Lien Release Dividend).
     SECTION 2.08 Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 5:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured

Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder at 4.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the Yield Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.
          (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.
          (c) If any Advance or L/C Advance requested by the Borrower (or the beneficiary, in the case of an L/C Advance) and approved by the Lender Agents and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance or L/C Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance or L/C Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or L/C Advances or maintain the Advances or L/C Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.
     SECTION 2.09 Non-Usage Fee.
          (a) The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender (either directly or through the applicable Lender Agent), a non-usage fee (the “Non-Usage Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (i) one divided by 360, (ii) the applicable Non-Usage Fee Rate (as defined below), and (iii) the aggregate Commitments minus the Advances Outstanding on such day (such amount, the “Unused Portion”). The Non-Usage Fee Rate (the “Non-Usage Fee Rate”) shall be (except as set forth pursuant to Section 2.09(b) below), (i) during the first six months following the Closing Date, 0.50% for any Unused Portion of the aggregate Commitments and (ii) thereafter (unless otherwise set forth in clause (b) below), (x) 0.50% on any Unused Portion up to or equal to an amount equal to 40% of the aggregate

Commitments and (y) 2.50% on any Unused Portion in excess of such amount equal to 40% of the aggregate Commitments.
          (b) In the event of any Commitment Increase Closing Date, from such Commitment Increase Closing Date until the date which is six months after such Commitment Increase Closing Date, the Non-Usage Fee Rate shall be (i) 0.50% on any Unused Portion up to or equal to (x) the Commitment Increase Amount plus (y) an amount equal to 40% of the aggregate Commitments which existed prior to giving effect to such Commitment Increase Amount and (ii) 2.50% on any Unused Portion in excess of the amount obtained by summing subclauses (x) and (y) of the foregoing clause (i). From and after the date which is six months after such Commitment Increase Closing Date, the Non-Usage Fee Rate shall equal (i) 0.50% on any Unused Portion up to or equal to an amount equal to 40% of the aggregate Commitments and (ii) 2.50% on any Unused Portion in excess of such amount equal to 40% of the aggregate Commitments.
     SECTION 2.10 Increased Costs; Capital Adequacy.
          (a) If, due to either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax, except for Taxes on the overall net income of such Lender), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, any Lender, any Lender Agent, any Liquidity Bank or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance or L/C Advance or issuing any Letter of Credit (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided, that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Excluded Taxes.
          (b) If either (i) the introduction of or any change following the Closing Date in or in the interpretation, administration or application following the Closing Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost and/or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.
          (c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances or L/C Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
          (d) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.
          (e) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.
          (f) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b) but without the payment of any Make-Whole Premium); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.10 in accordance with the terms hereof.
     SECTION 2.11 Taxes.
          (a) All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to Taxes imposed on or measured by net income or franchise Taxes imposed on any Indemnified Party by a taxing jurisdiction in which any such Person is organized, conducts business or is paying Taxes (as the case may be) (“Excluded Taxes”).
          (b) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower is insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.
          (c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and the Lender Agents at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.
          (d) If any assignee of a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after becoming an assignee hereunder, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.11(d), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower or the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.
          (e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to any Lender in connection with this Agreement or the funding or maintenance of Advances or L/C Advances hereunder, such Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.11, then, within 10 days after demand by each applicable Lender, the Servicer shall pay (or to the extent the Servicer does not make such payment the Borrower shall pay) to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts paid by them.

          Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.
          (f) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b) but without the payment of any Make-Whole Premium); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.
     SECTION 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreement (and any UCC financing statements filed under or in connection therewith), any Hedging Agreement, the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Purchase and Sale Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.
     SECTION 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party

shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     SECTION 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and each Lender Agent shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Agent at any reasonable time and from time to time upon reasonable prior notice.
     SECTION 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.
     SECTION 2.16 Release of Loan Assets.
          (a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) released pursuant to a Lien Release Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan Asset and (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit N) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.
          (b) Promptly after the Collection Date has occurred, each Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, any Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against any Lender or the Administrative Agent.

     SECTION 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.
     SECTION 2.18 Prepayment; Termination.
          (a) Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent, the Lender Agents and the Hedge Counterparty at least one Business Day prior to such reduction for prepayments of $25,000,000 or less and three Business Days for all other prepayments. Upon any prepayment, the Borrower shall also pay in full any Hedge Breakage Costs, Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of Administrative Agent, Lender Agents and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion, (ii) the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and has paid in full all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination and (iii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Hedge Breakage Costs, to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable.
          (b) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon three Business Days’ prior written notice to the Administrative Agent, the Lender Agents and any Hedge Counterparty and upon payment in full of all Advances Outstanding all accrued and unpaid Yield, any Breakage Fees, Hedge Breakage Costs, all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders, payment of the Make-Whole Premium pro rata to each Lender Agent (for the account of the applicable Lender) and payment of all other Obligations (other than unmatured contingent indemnification obligations).
          (c) The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lenders to enter into this Agreement.
     SECTION 2.19 Extension of Stated Maturity Date and Reinvestment Period.
          (a) The Borrower may, within 60 days but not less than 45 days prior to the Stated Maturity Date, make a request to the Lenders to extend the date set forth in the definition of “Stated Maturity Date” for an additional period of one year. The Stated Maturity Date may be extended by one year by mutual agreement among the Administrative Agent, each of the

Lenders, the Borrower and the Servicer (such extension, the “Initial Stated Maturity Extension”). Following such Initial Stated Maturity Extension, the Borrower may, within 60 days but not less than 45 days prior to the Stated Maturity Date (as revised by the Initial Stated Maturity Extension), make a request to the Lenders to extend the date set forth in the definition of “Stated Maturity Date” (as revised by the Initial Stated Maturity Extension) for an additional period of one year. The Stated Maturity Date (as revised by the Initial Stated Maturity Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, each of the Lenders, the Borrower and the Servicer (such extension, the “Second Stated Maturity Extension”). The effectiveness of either the Initial Stated Maturity Extension or the Second Stated Maturity Extension shall be conditioned upon the payment of any fees set forth in any Lender Fee Letter which shall be payable upon such extension. The Borrower confirms that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Stated Maturity Date.
          (b) The Borrower may, within 60 days but not less than 45 days prior to the date set forth in clause (i) of the definition of “Reinvestment Period”, make a request to the Lenders to extend the date set forth in clause (i) of the definition of “Reinvestment Period” for an additional period of one year. Such date may be extended by one year by mutual agreement among the Administrative Agent, each of the Lenders, the Borrower and the Servicer (such extension, the “Initial Reinvestment Period Extension”). Following such Initial Reinvestment Period Extension, the Borrower may, within 60 days but not less than 45 days prior to the date set forth in clause (i) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension), make a request to the Lenders to extend the date set forth in clause (i) of the definition of “Reinvestment Period” (as revised by the Initial Reinvestment Period Extension) for an additional period of one year. Such date may be extended by one year upon the mutual agreement among the Administrative Agent, each of the Lenders, the Borrower and the Servicer (such extension, the “Second Reinvestment Period Extension”). The Borrower confirms that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (i) of the definition of “Reinvestment Period”.
     SECTION 2.20 Collections and Allocations.
          (a) The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business on the Business Day after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

          (b) On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.
          (c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and each Lender Agent in its sole discretion.
          (d) Prior to Notice of Exclusive Control (as defined in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable), the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Administrative Agent or Collateral Agent, and otherwise comply with assumptions of the legal opinions of Rutan & Tucker, LLP and Sutherland Asbill & Brennan LLP dated the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Servicer and not the Collateral Agent and Account Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent, any Lender Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Collateral Agent or any of its Affiliates may receive compensation with respect to the Permitted Investments.
          (e) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04 or Section 2.21.
     SECTION 2.21 Reinvestment of Principal Collections.
          On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Lender Agents and Administrative Agent, prior to the end of the Reinvestment Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

          (a) withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:
          (i) all conditions precedent set forth in Section 3.04 have been satisfied;
          (ii) no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;
          (iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all respects, except to the extent relating to an earlier date;
          (iv) the Servicer provides same day written notice to the Administrative Agent and the Collateral Agent by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;
          (v) the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and
          (vi) the Collateral Agent provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account; or
          (b) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.
          Upon the satisfaction of the applicable conditions set forth in this Section 2.21 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day.
     SECTION 2.22 Increase of Commitment; Maximum Facility Amount.
          (a) At any time during the Reinvestment Period, provided that no Event of Default has occurred and no Unmatured Event of Default exists, the Commitment for any Lender may be increased in connection with a corresponding increase in the Maximum Facility Amount with the prior written consent of the Borrower, the Administrative Agent and the Lender Agent for such Lender; provided that, following such Commitment increase, the Maximum Facility Amount shall not exceed $150,000,000. Prior to the effectiveness of any such increase, the Borrower shall execute and deliver to the applicable Lender Agent a revised Variable Funding Note in an aggregate face amount equal to the revised Commitment. The Borrower confirms that the Lender Agent, in its sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to increase its Commitment. Upon such increase, Annex A hereto shall be deemed to be revised to reflect such increase in such Lender’s Commitment.
          (b) The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders. Each additional Lender and its applicable Lender Agent shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.
     SECTION 2.23 Letters of Credit.
          (a) Letter of Credit Commitment. Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day prior to two Business Days before the end of the Reinvestment Period in such form as may be approved from time to time by the Issuing Lender; provided that, the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the number of outstanding Letters of Credit issued by the Issuing Lender for the account of the Borrower would be more than 20, (2) the sum of (x) the total commitments (funded and unfunded) of all Revolving Loan Assets, (y) the total unfunded commitments of all Delayed Draw Loan Assets and (z) the Unpledged L/C Commitments would exceed $15,000,000, or (3) the Advances Outstanding would exceed the Borrowing Base. Each Letter of Credit shall:
          (i) be denominated in Dollars;
          (ii) expire no later than the earlier of (A) the day after such Letter of Credit is fully drawn, (B) two Business Days prior to the date that is the last day of the Reinvestment Period, unless the Borrower shall have deposited, on or prior to such date, the aggregate then undrawn and unexpired amount of such Letter of Credit into the Unfunded Exposure Account, and (C) 364 days from the date of issuance; provided that, any Letter of Credit with a 364-day term may provide for the renewal thereof for additional periods of up to 364 days (which in no event shall extend beyond the date referred to in clause (A) of this paragraph); and
          (iii) (x) for Letters of Credit which are issued to an Obligor of a Revolving Loan Asset which is Pledged hereunder, the aggregate then undrawn and unexpired amount of any such Letter of Credit issued at the direction of an Obligor shall not exceed the then unfunded commitment of the related Revolving Loan Asset at any time so long as such Letter of Credit remains outstanding and (y) for Letters of Credit which are issued to an obligor of a revolving loan which is not Pledged hereunder, the aggregate undrawn and unexpired amount of any such Letter of Credit shall not exceed the then unfunded commitment of the related revolving loan, letter of credit facility or other loan agreement at any time so long as such Letter of Credit remains outstanding.
          The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any Applicable Law.

          With respect to any Letter of Credit outstanding hereunder, such Letter of Credit shall be permanently and irrevocably reduced by an amount equal to all amounts drawn thereon and may not be increased or reborrowed without the Borrower’s request for a new Letter of Credit hereunder. Letters of Credit that have been fully drawn shall be deemed to have expired and shall not be revived.
          (b) Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for any purpose permitted by this Agreement by delivering to the Issuing Lender, at its address for notices specified herein, a Letter of Credit Request therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.
          Each such Letter of Credit Request shall specify:
          (i) the maximum amount of such Letter of Credit;
          (ii) the requested date on which such Letter of Credit is to be issued;
          (iii) the purpose and nature of the proposed Letter of Credit;
          (iv) the name and address of the beneficiary of such Letter of Credit;
          (v) the expiration or termination date of the Letter of Credit;
          (vi) the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and
          (vii) the delivery instructions for such Letter of Credit.
          Any such Letter of Credit Request must be received by the Issuing Lender and the Administrative Agent by no later than 2:00 p.m., Charlotte, North Carolina time, one (1) Business Day prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender and the Borrower.
          Upon receipt of any Letter of Credit Request, the Issuing Lender will process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby on the requested date by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.
          (c) Fees, Commissions and Other Charges. The Borrower shall pay to the Issuing Lender with respect to each Letter of Credit issued by the Issuing Lender an amount equal to 0.25% of the face amount of such Letter of Credit. Such fees shall be nonrefundable and shall be payable in advance upon issuance of the related Letter of Credit.

          In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
          (d) Reimbursement Obligations of the Borrower. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, the Borrower agrees that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same. On or prior to the third Business Day following the receipt of such notice, the Borrower shall direct the Collateral Agent to withdraw funds on deposit in the Unfunded Exposure Account in an amount equal to the maximum amount which may be withdrawn for such purpose under Section 2.04(e) and apply such funds to repay, first, any taxes and any reasonable fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such Letter of Credit, and second, the applicable amount drawn on such Letter of Credit. The amount drawn on such Letter of Credit and all other taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with the applicable Letter of Credit (collectively, the “L/C Amounts”), to the extent not paid in full by the application of amounts on deposit in the Unfunded Exposure Account, shall be deemed to constitute an L/C Advance made by the Lenders to the Borrower pursuant to this Agreement and shall be included in the definition of “Advances Outstanding” for all purposes hereunder.
          (e) Obligations Absolute. The Borrower’s obligations under this Section 2.23 shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.
          The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.23(d) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, insufficient, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or (iv) any change in the time, manner and place of payment of, or in any other term of all or any of the obligations of the Borrower in respect of any Letter of Credit or any amendment or waiver or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) any payment by the Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit.
          The Issuing Lender shall not be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (ii) any error in translation or interpretation of technical terms; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iv) the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or (v) any other consequences arising from causes beyond the Issuing Lender’s or the Issuing Lender’s correspondents’ control.
          The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          (f) Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
          (g) Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 2.23, the provisions of this Section 2.23 shall apply.
ARTICLE III.
CONDITIONS PRECEDENT
     SECTION 3.01 Conditions Precedent to Effectiveness.
          (a) This Agreement shall be effective upon satisfaction of the conditions precedent that:
          (i) all reasonable up-front expenses and fees (including legal fees, any fees required under any Lender Fee Letter and the Wells Fargo Fee Letter) that are invoiced at or prior to the Closing Date shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all Applicable Law;
          (ii) in the reasonable judgment of the Administrative Agent and each Lender Agent, there not having been any change in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s entering into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption after September 10, 2009 in the financial, banking or commercial loan or capital markets generally;
          (iii) any and all information submitted to each Lender, Lender Agent and the Administrative Agent by the Borrower, the Transferor or the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;
          (iv) each Lender Agent shall have received, all documentation and other information requested by such Lender Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to each Lender Agent;
          (v) the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance satisfactory to the Administrative Agent and each Lender Agent;
          (vi) since September 10, 2009, no material adverse change on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, or any material portion of the initial proposed Eligible Loan Assets has occurred;
          (vii) the results of Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent; and
          (viii) each applicable Lender Agent shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of the related Lender.
          (b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied; provided, that with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Servicer), the foregoing certification is only to the knowledge of the Borrower and the Servicer, as applicable, with respect to such consents or approvals.
     SECTION 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:
          (a) On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:
          (i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one Business Day prior to the related Advance Date (or, in the case of a Same-Day Advance, no later than 2:00 p.m. on the date of such Advance): (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule and (D) except with respect to an Advance under Section 2.02(f), a Loan Assignment in the form of Exhibit A to the Purchase and Sale Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;
          (ii) except with respect to an Advance under Section 2.02(f), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Advance Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Advance Date as to any Loan Assets;
          (iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all respects, and (except with respect to an Advance required by Section 2.02(f)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);
          (iv) on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance (except with respect to an Advance required by Section 2.02(f)), the Advances Outstanding does not exceed the Borrowing Base;

          (v) no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;
          (vi) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;
          (vii) since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor or the Borrower to perform its obligations under any Transaction Document;
          (viii) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and
          (ix) all terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.
          (b) The Administrative Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.
          (c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.
          (d) Except with respect to an Advance required by Section 2.02(f), the proposed Advance Date shall take place during the Reinvestment Period and the Facility Maturity Date has not yet occurred.
          (e) The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Wells Fargo Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, each Lender Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent.

          The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance and direct the Borrower to pay to the applicable Lender Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.
     SECTION 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.
     SECTION 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (c), an additional Eligible Loan Asset pursuant to Section 2.21 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):
          (a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) a Loan Assignment in the form of Exhibit A to the Purchase and Sale Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;
          (b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within five Business Days of any related Cut-Off Date as to any Loan Assets;
          (c) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;
          (d) all terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

          (e) the Administrative Agent shall have approved in its sole and absolute discretion each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;
          (f) no Event of Default has occurred, or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency);
          (g) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date); and
          (h) after giving effect to such Pledge, the sum of (x) the total commitments (funded and unfunded) of all Revolving Loan Assets, (y) the total unfunded commitments of all Delayed Draw Loan Assets and (z) the Unpledged L/C Commitments will not exceed $15,000,000.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
          (a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification.
          (b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

          (c) Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
          (d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.
          (e) No Violation. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any Applicable Law or the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
          (f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
          (g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.
          (h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
          (i) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.
          (j) Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i)

Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
          (k) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.
          (l) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
          (m) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
          (n) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name on the signature pages hereto (or at such other address as shall be designated by such party in a written notice to the other parties hereto).
          (o) Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 5.02(r)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.
          (p) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
          (q) No Subsidiaries. The Borrower has no Subsidiaries.
          (r) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the Purchase and Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
          (s) Reports Accurate. All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents, or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.
          (t) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
          (u) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.
          (v) Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).
          (w) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

          (x) ERISA. The present value of all benefits vested under each “employee pension benefit plan,” as such term is defined in Section 3 of ERISA, that is, or at any time during the preceding six years was, maintained by the Borrower or any ERISA Affiliate of the Borrower, or open to participation by employees of the Borrower or of any ERISA Affiliate of the Borrower, as from time to time in effect (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals or reportable events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
          (y) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
          (z) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
          (aa) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.
          (bb) Purchase and Sale Agreement. The Purchase and Sale Agreement and the Loan Assignment contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio.
          (cc) Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.
          (dd) Compliance with Law. The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

          (ee) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within one Business Day after receipt as required herein.
          (ff) Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard.
          (gg) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.
          (hh) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.
          (ii) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

          (jj) Confirmation from Transferor. The Borrower has received in writing from the Transferor confirmation that the Transferor will not cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.
          (kk) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all respects.
          (ll) Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder or a Letter of Credit is drawn upon, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.
          (mm) Security Interest.
          (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
          (ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(mm);
          (iii) with respect to Collateral Portfolio that constitute “security entitlements”:
          a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;
          b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and
          c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control (as defined under the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable) by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.
          (iv) all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;
          (v) with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account;
          (vi) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;
          (vii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;
          (viii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;
          (ix) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Purchase and Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;
          (x) all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan

Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
          (xi) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;
          (xii) none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;
          (xiii) with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and
          (xiv) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.
     SECTION 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
          (a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Controlled Accounts and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Controlled Accounts and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

          (b) Eligibility of Collateral Portfolio. (i) The Loan Asset Schedule and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.
          (c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or, to the best of the Borrower’s knowledge, on the part of the Obligor.
     SECTION 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:
          (a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
          (b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.
          (c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
          (d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
          (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws or any contractual obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.
          (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
          (g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.
          (h) Reports Accurate. No Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents, or the Collateral Custodian in connection with this Agreement is inaccurate in any respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.
          (i) Servicing Standard. The Servicer has complied in all respects with the Servicing Standard with regard to the servicing of the Loan Assets.
          (j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within one Business Day from receipt as required herein.
          (k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

          (l) Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.
          (m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no Tax lien has been filed and no claim is being asserted, with respect to any such Tax, assessment or other charge.
          (n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
          (o) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.
          (p) ERISA. The present value of all benefits vested under each “employee pension benefit plan”, as such term is defined in Section 3 of ERISA, that is, or at any time during the preceding six years was, maintained by the Servicer or any ERISA Affiliate of the Servicer, or open to participation by employees of the Servicer or of any ERISA Affiliate of the Servicer, as from time to time in effect (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Servicer Pension Plan other than a Multiemployer Plan), withdrawals or reportable events have occurred with respect to any Servicer Pension Plan that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Servicer Pension Plan has been filed, nor has any Servicer Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer

Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.
          (q) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
          (r) Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer, have knowledge or reason to believe that any such notice will be received or is being threatened.
          (s) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
          (t) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio.
          (u) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
          (v) Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

          (w) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
          (x) Compliance with Applicable Law. The Servicer has complied in all respects with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any respect any Applicable Law.
     SECTION 4.04 Representations and Warranties of the Collateral Agent. The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:
          (a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.
          (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.
          (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.
          (d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.
          (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.
          (f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
     SECTION 4.05 Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it is (a) either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule (1)-501(a)(1)-(3) or (7) under the Securities Act and (b) a “qualified purchaser” under the 1940 Act.

     SECTION 4.06 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:
          (a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.
          (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.
          (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.
          (d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.
          (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.
          (f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
ARTICLE V.
GENERAL COVENANTS
     SECTION 5.01 Affirmative Covenants of the Borrower.
          From the Closing Date until the Collection Date:
          (a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.
          (b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Fifth Street); (iv) have a Board of Directors separate from that of the Transferor and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Fifth Street); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of Fifth Street in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Transferor; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) allocate fairly and reasonably any overhead for shared office space; (xiv) use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of Fifth Street); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.
          (c) Preservation of Company Existence. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.
          (d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Rutan & Tucker, LLP, as special counsel to the Borrower, issued in connection with the Purchase and Sale Agreement and relating to the issues of substantive consolidation and true sale of the Loan Assets.
          (e) Deposit of Collections. The Borrower shall promptly (but in no event later than one Business Day after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
          (f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lender Agents the purchase price for each Loan Asset proposed to be transferred to the Borrower pursuant to the terms of the Purchase and Sale Agreement.
          (g) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lender Agents within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset.
          (h) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.
          (i) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).
          (j) Notice of Event of Default. The Borrower shall notify the Administrative Agent and each Lender Agent of the occurrence of any Event of Default under this Agreement promptly upon obtaining actual knowledge of such event. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent and each Lender Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

          (k) Notice of Material Events. The Borrower shall promptly notify the Administrative Agent and each Lender Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.
          (l) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and each Lender Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of Fifth Street or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Fifth Street is a member in an amount equal to or greater than $1,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.
          (m) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent and each Lender Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.
          (n) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender Agent if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lender Agents a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender Agent in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
          (o) Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.
          (p) Notice of Proceedings. The Borrower shall notify the Administrative Agent and each Lender Agent, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their

Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) in excess of $1,000,000 shall be deemed to be material.
          (q) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent and each Lender Agent after receiving notice of any “reportable event” (as defined in Title IV of ERISA, other than an event for which the reporting requirements have been waived by regulations) with respect to the Borrower (or any ERISA Affiliate thereof), and provide them with a copy of such notice.
          (r) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent and each Lender Agent notice of any change in the accounting policies of the Borrower.
          (s) Additional Documents. The Borrower shall provide the Administrative Agent and each Lender Agent with copies of such documents as the Administrative Agent or any Lender Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.
          (t) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Purchase and Sale Agreement, (ii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower), effective financing statements against the Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Servicer, on behalf of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender Agent or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Administrative Agent, any Lender Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.
          (u) Liens. The Borrower will promptly notify the Administrative Agent and the Lender Agents of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.
          (v) Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).
          (w) Compliance with Law. The Borrower shall at all times comply in all respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.
          (x) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.
          (y) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.
          (z) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such

Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
          (aa) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances and L/C Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.
          (bb) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent and each Lender Agent, upon the reasonable request by the Administrative Agent and each Lender Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.
          (cc) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.
          (dd) Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Lender Agents and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.
          (ee) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
          (i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
          (ii) deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lender Agents an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
          (ff) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).
     SECTION 5.02 Negative Covenants of the Borrower.
          From the Closing Date until the Collection Date:
          (a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents or under any Hedging Agreement pursuant to Section 5.09(a); (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) become insolvent or fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.
          (b) Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.
          (c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.
          (d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.
          (e) Liens. The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.
          (f) Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.
          (g) [Reserved].
          (h) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.
          (i) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (x) to finance the purchase by the Borrower from the Transferor on a “true sale” basis, of Collateral Portfolio pursuant to the terms of the Purchase and Sale Agreement, (y) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio or (z) to distribute such proceeds to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(n)). The Letters of Credit issued hereunder shall be used for any lawful corporate purpose of any Obligor. In addition, subject to the terms and limitations set forth in this Agreement, the Borrower may arrange for Letters of Credit to be issued hereunder for the benefit of obligors of the Transferor to be used for lawful corporate purposes of such obligors; provided, that, Letters of Credit issued hereunder may not be issued for the benefit of the Transferor or for general corporate purposes of the Transferor.
          (j) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio.
          (k) Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.
          (l) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
          (m) Purchase and Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

          (n) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred or would result therefrom, the Borrower may declare and make distributions to its member on its membership interests.
          (o) ERISA Matters. The Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA with respect to any Pension Plan, other than an event for which reporting requirements have been waived by regulations.
          (p) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change.
          (q) Taxable Mortgage Pool Matters. The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.
          (r) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(r) after compliance with all terms and conditions of this Section 5.02(r) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing and the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith.

          (s) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
     SECTION 5.03 Affirmative Covenants of the Servicer.
          From the Closing Date until the Collection Date:
          (a) Compliance with Law. The Servicer will comply in all respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.
          (b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
          (c) Obligations and Compliance with Collateral Portfolio. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or L/C Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the Purchase and Sale Agreement.
          (d) Keeping of Records and Books of Account.
          (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.
          (ii) The Servicer shall permit the Administrative Agent, each Lender Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

          (iii) The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Administrative Agent describing (i) the sale of the Collateral Portfolio from the Transferor to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.
          (e) Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.
          (f) [Reserved].
          (g) Events of Default. The Servicer will provide the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent) with immediate written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.
          (h) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).
          (i) Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender Agent such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent, any Lender Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lender Agents, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.
          (j) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender Agent as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. For purposes of this Section 5.03(j), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor or any of their Affiliates (other than the Borrower) in excess of $1,000,000 shall be deemed to be expected to have such a Material Adverse Effect.
          (k) Deposit of Collections. The Servicer shall promptly (but in no event later than one Business Day after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
          (l) Loan Asset Register.
          (i) The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.
          (ii) At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit R) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.
          (m) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided, that, for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvii) (it being understood that this proviso shall in no way affect the obligation of Servicer to manage the activities and liabilities of the Borrower such that the Borrower maintains compliance with either of the foregoing subsections).
          (n) Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent and the Lender Agents notice of any change in the accounting policies of the Servicer.
          (o) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent and each Lender Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(o), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $1,000,000 or more shall be deemed to be expected to have such a Material Adverse Effect.
          (p) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Rutan & Tucker, LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.
          (q) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.
          (r) Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.
          (s) Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender Agent and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under the Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.
          (t) Audits. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Servicer shall allow the Administrative Agent and each Lender Agent (during normal office hours and upon advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
          (u) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall promptly notify the Administrative Agent and the Lender Agents if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lender Agents a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent and the Lender Agents in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
          (v) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.
          (w) Disregarded Entity. The Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).
     SECTION 5.04 Negative Covenants of the Servicer.
          From the Closing Date until the Collection Date:
          (a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
          (i) the Servicer has delivered to the Administrative Agent and each Lender Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;
          (ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender Agent;

          (iii) after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred; and
          (iv) the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.
          Notwithstanding the foregoing or anything to the contrary contained in this Agreement, from time to time, without the consent or approval of the Administrative Agent or any Secured Party or the satisfaction of any of the conditions set forth in clauses (i), (iii) or (iv) above, the Servicer may consolidate or merge with any Fifth Street Merger Party, and/or any Fifth Street Merger Party may convey or transfer its properties and assets substantially as an entirety to the Servicer (any such transaction, a “Fifth Street Affiliate Merger Transaction”); provided that, in each case, the Servicer is the surviving entity in any such transaction or transactions; provided, further, that the Servicer shall, upon the request of the Administrative Agent, deliver an Opinion of Counsel that this Agreement and any supplemental agreement executed in connection therewith is legal, valid and binding with respect to the Servicer after the consummation of such Fifth Street Affiliate Merger Transaction
          (b) Change of Name or Location of Loan Asset Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name on the signature pages hereto, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, unless the Administrative Agent shall consent of such move in writing and the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.
          (c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change.
          (d) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
          (e) Taxable Mortgage Pool Matters. The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Transferor so as to not at any time allow the sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

          (f) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.
     SECTION 5.05 Affirmative Covenants of the Collateral Agent.
          From the Closing Date until the Collection Date:
          (a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.
          (b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.06 Negative Covenants of the Collateral Agent.
          From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent.
     SECTION 5.07 Affirmative Covenants of the Collateral Custodian.
          From the Closing Date until the Collection Date:
          (a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.
          (b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
          (c) Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name on the signature pages hereto unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.
     SECTION 5.08 Negative Covenants of the Collateral Custodian.

          From the Closing Date until the Collection Date:
          (a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.
          (b) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.
     SECTION 5.09 Covenants of the Borrower Relating to Hedging of Loan Assets.
          (a) At any time prior to an Event of Default, the Borrower may enter into Hedge Agreements for certain Fixed Rate Loan Assets with a Hedge Counterparty with the prior consent of the Administrative Agent. After an Event of Default or at any time after the Spread Differential has fallen below 6.00%, the Administrative Agent may, at its sole discretion, direct the Borrower to enter into Hedge Transactions for certain Fixed Rate Loan Assets.
          (b) As additional security hereunder, the Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties, all right, title and interest of the Borrower (but none of the obligations) in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the Hedge Collateral. The Borrower acknowledges that as a result of such assignment the Borrower may not, without the prior written consent of the Administrative Agent and the Collateral Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.09(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent or any Secured Party for the performance by the Borrower of any such obligations.
          (c) The Borrower shall, promptly upon execution thereof, provide to the Administrative Agent and the Collateral Agent a copy of any Hedging Agreement entered into in connection with this Agreement.
ARTICLE VI.
ADMINISTRATION AND SERVICING OF CONTRACTS
     SECTION 6.01 Appointment and Designation of the Servicer.
          (a) Initial Servicer. The Borrower, each Lender Agent and the Administrative Agent hereby appoint Fifth Street, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Administrative Agent gives Fifth Street a Servicer Termination Notice, Fifth Street hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.
          (b) Servicer Termination Notice. The Borrower, the Servicer, each Lender Agent, and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.
          (c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, at its discretion, (i) appoint Wells Fargo (or an Affiliate thereof) as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in Wells Fargo (or an Affiliate thereof) or (ii) appoint a new Servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. In the event that Wells Fargo (or an Affiliate thereof) or a Replacement Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral Portfolio, as the Replacement Servicer hereunder.
          (d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, Wells Fargo (or an Affiliate thereof) or the Replacement Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to Wells Fargo (or an Affiliate thereof) or the Replacement Servicer, as applicable; provided, that Wells Fargo (or an Affiliate thereof) or Replacement Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that Wells Fargo (or an Affiliate thereof)

or Replacement Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that Wells Fargo (or an Affiliate thereof) or Replacement Servicer, as applicable, shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of Wells Fargo (or an Affiliate thereof) or the Replacement Servicer, as applicable, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, Wells Fargo (or an Affiliate thereof) or Replacement Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.
          (e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.
          (f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event. The Administrative Agent hereby acknowledges that the Servicer has engaged Fifth Street Management LLC in accordance with terms of the Management Agreement, a copy of which has been previously delivered to the Administrative Agent.
          (g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender Agent or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.
     SECTION 6.02 Duties of the Servicer.

          (a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the occurrence of a Servicer Termination Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:
          (i) supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;
          (ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender Agent may reasonably request;
          (iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;
          (iv) promptly delivering to the Administrative Agent, each Lender Agent, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, Collateral Custodian or the Collateral Agent may from time to time reasonably request;
          (v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;
          (vi) notifying the Administrative Agent and each Lender Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;
          (vii) using its best efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

          (viii) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;
          (ix) directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;
          (x) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;
          (xi) providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;
          (xii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;
          (xiii) delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian; and
          (xiv) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.
          It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Administrative Agent upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Loan Agreements.
          (b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, each Lender Agent and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

          (c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
     SECTION 6.03 Authorization of the Servicer.
          (a) Each of the Borrower, the Administrative Agent, each Lender Agent, each Lender and the Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Borrower under the Purchase and Sale Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent, any Lender, any Lender Agent or any Hedge Counterparty a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s and each Lender Agent’s consent.
          (b) After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided, that the Administrative Agent may, at any time that an Event of Default has occurred, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.
     SECTION 6.04 Collection of Payments; Accounts.

          (a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use its commercially reasonable efforts and judgment to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Servicing Standard.
          (b) Acceleration. If consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.
          (c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.
          (d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.
          (e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a Notice of Exclusive Control (as defined in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable), the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that after the delivery of a Notice of Exclusive Control (as defined in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable), such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.
          (f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.
          (g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
     SECTION 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the

Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.
     SECTION 6.06 Servicing Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.
     SECTION 6.07 Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided, that, to the extent funds are not available for such reimbursement, the Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fees.
     SECTION 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information.
          (a) Notice of Borrowing. On each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent).
          (b) Servicing Report. On each Reporting Date and each Advance Date, the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent and any Liquidity Bank, a monthly statement including (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date that will be required to set forth only (x) calculations of the Net Leverage Ratio and the Interest Coverage Ratio for each such Loan Asset for the most recently ended Relevant Test Period for each such Loan Asset and (y) whether or not each such Loan Asset shall have become subject to an amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification and (iii) amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit L.
          (c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender Agent, the Collateral Agent and any Liquidity Bank a certificate substantially in the form of Exhibit M (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred.
          (d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender Agent, any Liquidity Bank and the Collateral Agent, (i) within 60 days after the end of each of its first three fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing December 31, 2009, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended September 30, 2009, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.
          (e) Tax Returns. Upon demand by the Administrative Agent, each Lender Agent or any Liquidity Bank, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, the Transferor and the Servicer, or in which the Borrower, the Transferor or Servicer was included on a consolidated or combined basis (excluding sales, use and similar Taxes).
          (f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lender Agents and the Collateral Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 10 days after Servicer’s or Borrower’s receipt thereof, and (ii) asset and portfolio level monitoring reports prepared by the Servicer with respect to the Loan Assets, which delivery shall be made within 60 days of the end of each calendar month. The Servicer will promptly deliver to the Administrative Agent and any Lender Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.
          (g) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lender Agents and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

          (h) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(i) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on a Debtx (or other replacement) website to which the Administrative Agent and Lender Agents have access or upon receipt of such information through e-mail or another delivery method acceptable to the Administrative Agent.
     SECTION 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on September 30, 2009, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred.
     SECTION 6.10 Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender Agent and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on September 30, 2009, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.
     SECTION 6.11 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.
EVENTS OF DEFAULT
     SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrower, Servicer or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) $500,000 for the Borrower or (y) $1,000,000 for the Transferor or Servicer and any such failure continues unremedied for two Business Days and such default is not cured within the applicable cure period, if any, provided for under such agreement; or
          (b) any failure on the part of the Borrower or the Transferor duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower or the Transferor is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or Collateral Agent and (ii) the date on which the Borrower or the Transferor acquires knowledge thereof; or
          (c) the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or
          (d) the occurrence of a Servicer Termination Event (provided that Fifth Street or an Affiliate is the Servicer) past any applicable notice or cure period provided in the definition thereof; or
          (e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000, against the Transferor, or $500,000, against the Borrower and the Transferor or the Borrower, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Transferor or the Borrower shall have made payments of amounts in excess of $1,000,000 (in the case of the Transferor) or $500,000 (in the case of the Borrower), in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or
          (f) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; or
          (g) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor, or the Servicer,
          (2) the Borrower, the Transferor or the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or
          (3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or
          (h) the Advances Outstanding on any day exceeds the Borrowing Base and has not been remedied within three Business Days in accordance with Section 2.06; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.04(d); or
          (i) failure on the part of the Borrower, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.06) within two Business Days of the day such payment or deposit is required to be made; or
          (j) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or
          (k) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days; or
          (l) any Change of Control shall occur; or
          (m) any representation, warranty or certification made by the Borrower or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof; or

          (n) failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or
          (o) an event has occurred which constitutes an Event of Default under and pursuant to the terms of the Pledge Agreement (past any applicable notice and/or cure period provided therein); or
          (p) without limiting the generality of Section 7.01(i) above, failure of the Borrower to pay Yield within two Business Days of any Payment Date or within two Business Days of when otherwise due; or
          (q) the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or
          (r) the Transferor fails to transfer to the Borrower the applicable Loan Assets and the related Portfolio Assets on an Advance Date (provided that the Lenders shall have funded the related Advance) unless the related Advance is repaid in full with accrued and unpaid Yield thereon within five Business Days;
          (s) the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion;
          (t) the Borrower, the Servicer or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within three Business Days; or
          (u) (i) failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent and the Lender Agents, each as required in the organizational documents of the Borrower or (iii) an Independent Director of the Borrower which is not provided by CSC or a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent;
then the Administrative Agent or all of the Lenders, may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(c) above, the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Purchase and Sale Agreement, (ii) the Administrative Agent or all of the Lenders may declare the Variable Funding Notes to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio

Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(d) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(f) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.
     SECTION 7.02 Additional Remedies of the Administrative Agent.
          (a) If, (i) upon the Administrative Agent’s or the Lenders’ declaration that the Advances Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders and Lender Agents, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations; provided, that notwithstanding anything to the contrary herein or in any other Transaction Document, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to a change in Applicable Law which creates an Event of Default pursuant to Section 7.01(f), the Collateral Agent and the Administrative Agent (as applicable) may not order the assembly or liquidation of the Collateral Portfolio, or take any action or exercise any power of attorney furnished hereunder in connection with such assembly or liquidation, until on or after the earlier of (x) the date that is 90 days after the Administrative Agent provides written notice to the Borrower of such declaration of the Facility Maturity Date as a result of Section 7.01(f) or (y) the occurrence of an Event of Default for any other reason other than pursuant to Section 7.01(f).
          (b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or all of the Lender Agents declares the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.
          (c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.
          (d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.
          (e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(d), or as a court of competent jurisdiction may otherwise direct.
          (f) The Administrative Agent, the Lender Agents and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

          (g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
          (h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE VIII.
INDEMNIFICATION
     SECTION 8.01 Indemnities by the Borrower.
          (a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (a) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party or (b) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):

          (i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;
          (ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if Fifth Street or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any respect when made or deemed made or delivered;
          (iii) the failure by the Borrower or the Servicer (if Fifth Street or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;
          (iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or L/C Advance or at any time thereafter;
          (v) on each Business Day prior to the Collection Date, the occurrence of a Borrowing Base Deficiency and the same continues unremedied for three Business Days;
          (vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or L/C Advance or at any subsequent time;
          (vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;
          (viii) any failure of the Borrower or the Servicer (if Fifth Street or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by Fifth Street, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;
          (ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;
          (x) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent, Lender Agent or Lender with respect to any Loan Asset or the value of any such Loan Asset;
          (xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;
          (xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;
          (xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;
          (xiv) any repayment by the Administrative Agent, the Lender Agents, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or L/C Advances or payment of Yield or Fees or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Lender Agents, the Lenders or a Secured Party believes in good faith is required to be repaid;
          (xv) the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;
          (xvi) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or L/C Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by Wells Fargo or any of its Affiliates in the capacity of the Servicer, if applicable);
          (xvii) any failure by the Borrower to give reasonably equivalent value to Transferor in consideration for the transfer by the Transferor to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
          (xviii) the use of the proceeds of any Advance or L/C Advance in a manner other than as provided in this Agreement and the Transaction Documents;

          (xix) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within one Business Day of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of Wells Fargo or any of its Affiliates in the capacity of Servicer, if applicable); and/or
          (xx) the failure by the Borrower to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.
          (b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within two Business Days following the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
          (c) If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
          (d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.
          (e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.
     SECTION 8.02 Indemnities by Servicer.
          (a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified

Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder:
          (i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;
          (ii) reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made or delivered;
          (iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;
          (iv) any litigation, proceedings or investigation against the Servicer;
          (v) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or L/C Advance or any time thereafter;
          (vi) the commingling by the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;
          (vii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within one Business Day of receipt;
          (viii) the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;
          (ix) the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents;
          (x) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

          (xi) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI or this Agreement.
          (b) Any Indemnified Amounts shall be paid by the Servicer to the Administrative Agent, for the benefit of the applicable Indemnified Party, within two Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts).
          (c) If the Servicer has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.
          (d) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.
          (e) The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.
          (f) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.
          Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.
     SECTION 8.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.
     SECTION 8.04 After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE IX.
THE ADMINISTRATIVE AGENT AND LENDER AGENTS
     SECTION 9.01 The Administrative Agent.
          (a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender Agent and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          (b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care
          (c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
          (d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender Agents as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and Lender Agents against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agents; provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the

Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.
          (e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by the Lender Agents acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lender Agents.
          (f) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.
          (g) Indemnification of the Administrative Agent. Each Lender Agent agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lender Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Lender Agents shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender Agent agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lender Agents or Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.
          (h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents and the Borrower acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent. Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          (i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lender Agents shall be paid by the Administrative Agent to the Lender Agents in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.
     SECTION 9.02 The Lender Agents.
          (a) Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent).
          (b) Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          (c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related

Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer. No Lender Agent shall be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless such Lender Agent has received notice from the Borrower or its related Lender.
          (d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lender; provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.
          (e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither its related Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related Lender Agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.
          (f) Lender Agents are in their Respective Individual Capacities. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances Outstanding pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.
          (g) Successor Lender Agent. Each Lender Agent may, upon five days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five day period shall appoint a successor agent. If for any reason no successor agent is appointed by such Lender during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Obligations due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles VIII and IX shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Lender Agent under this Agreement.
ARTICLE X.
COLLATERAL AGENT
     SECTION 10.01 Designation of Collateral Agent.
          (a) Initial Collateral Agent. Each of the Borrower, the Lenders, the Lender Agents, the Issuing Lender and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.
          (b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.
          (c) Secured Party. The Administrative Agent, the Lender Agents, the Lenders and Issuing Lender hereby appoint Wells Fargo, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. Wells Fargo, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).
     SECTION 10.02 Duties of Collateral Agent.
          (a) Appointment. The Borrower, the Lenders, the Issuing Lender, the Lender Agents and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
          (b) Duties. On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:
          (i) The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);
          (ii) The Collateral Agent shall make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05 (the “Payment Duties”).
          (iii) The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.
     (c) (i) The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).
          (ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
          (iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.
          (d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.
          (e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Pledge Agreement, Collection Account Agreement and Unfunded Exposure Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Pledge Agreement, Collection Account Agreement and Unfunded Exposure Account Agreement in such capacity.
     SECTION 10.03 Merger or Consolidation.
          Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.
     SECTION 10.04 Collateral Agent Compensation.
          As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Wells Fargo Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05 or (ii) the termination of this Agreement.
     SECTION 10.05 Collateral Agent Removal.
          The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.
     SECTION 10.06 Limitation on Liability.
          (a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.
          (b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.
          (d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
          (e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.
          (f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.
          (g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.
          (h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.
     SECTION 10.07 Collateral Agent Resignation.
          The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.
ARTICLE XI.
MISCELLANEOUS
     SECTION 11.01 Amendments and Waivers.
          (a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable; (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders and (iii) no amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the Yield thereon, (ii) postponing any date for any payment of any Advance or L/C Advance, or the Yield thereon, (iii) modifying the provisions of this Section 11.01, (iv) modifying the provisions of Section 2.22 or (v) extending the Stated Maturity Date or clause (i) of the definition of “Reinvestment Period”.
     SECTION 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

     SECTION 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 11.04 Binding Effect; Assignability; Multiple Lenders.
          (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance or L/C Advance (or portion thereof) or any Variable Funding Note (or any portion thereof) to any Person other than the Borrower or an Affiliate thereof; provided that, (x) unless the Borrower shall otherwise consent, a Lender may only assign, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate or a Permitted Assignee who is not a Prohibited Transferee, (y) after an Event of Default has occurred, a Lender may assign its rights and obligations hereunder to any Person and (z) any Conduit Lender shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance or L/C Advance (or portion thereof) to a Liquidity Bank or any commercial paper conduit sponsored by a Liquidity Bank or an Affiliate of its related Lender Agent. Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit O hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender Agent and the Administrative Agent.
          (b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.
          (c) Each Hedge Counterparty, each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

     SECTION 11.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, IX and Article XI and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.
     SECTION 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
     SECTION 11.07 Costs, Expenses and Taxes.
          (a) In addition to the rights of indemnification granted to the Collateral Agent, the Account Bank, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Custodian and their respective Affiliates under Section 8.01 and Section 8.02 hereof, each of the Borrower, the Servicer and the Transferor agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.
          (b) The Borrower, the Servicer and the Transferor shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances or L/C Advances hereunder.
          (c) The Servicer and the Transferor shall pay on demand all other out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income) incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent, the Lender Agents and the Lenders in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.
     SECTION 11.08 No Proceedings.
          (a) Each of the parties hereto (other than the Administrative Agent with the consent of the Lender Agents) and each Hedge Counterparty (by accepting the benefits of this Agreement) agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.
          (b) Each of the parties hereto (other than any Conduit Lender) and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Administrative Agent, or any Liquidity Banks any Bankruptcy Proceeding so long as any commercial paper issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such commercial paper shall have been outstanding.
     SECTION 11.09 Recourse Against Certain Parties.
          (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Lender Agents or the

Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
          (b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
          (c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.
          (d) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.
          (e) The provisions of this Section 11.09 shall survive the termination of this Agreement.
     SECTION 11.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Servicer to the Administrative Agent and the Lender Agents.
     SECTION 11.11 Consent to Jurisdiction; Service of Process.
          (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders, the Lender Agents or the Administrative Agent to serve legal process in any other manner permitted by law.
     SECTION 11.12 Characterization of Conveyances Pursuant to the Purchase and Sale Agreement.
          (a) It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Borrower as contemplated by the Purchase and Sale Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances and L/C Advances described in Section 5.01(aa) and Section 5.02(k) hereof) as, a sale by the Transferor of such Eligible Loan Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loan Assets by the Transferor to the Borrower to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor, then the parties hereto agree that: (i) the Purchase and Sale Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Purchase and Sale Agreement, the transfer of the Eligible Loan Assets provided for in the Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Purchase and Sale Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Purchase and Sale Agreement was deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.
          (b) It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law.
          (c) The Borrower agrees to treat, and shall cause the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances and L/C Advances described in Section 5.01(aa) and Section 5.02(k) hereof), the transactions effected by the Purchase and Sale Agreement as sales of assets to the Borrower. The Borrower and the Servicer each hereby agree to cause the Transferor to reflect in the Transferor’s financial records and to include a note in the publicly filed annual and quarterly financial statements of Fifth Street indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of Fifth Street, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of Fifth Street, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.
     SECTION 11.13 Confidentiality.
          (a) Each of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 11.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.
          (b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Lender Agents, the Account Bank, the Collateral Agent and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Lender Agents, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
          (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Lenders’, the Lender Agents’, the Administrative

Agent’s, the Collateral Agent’s, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Lender Agent, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Transferor or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.
     SECTION 11.14 Non-Confidentiality of Tax Treatment.
          All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
     SECTION 11.15 Waiver of Set Off.
          Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders, the Lender Agents or their respective assets.
     SECTION 11.16 Headings and Exhibits.
          The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     SECTION 11.17 Ratable Payments.
          If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances or L/C Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances or L/C Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances or L/C Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
     SECTION 11.18 Failure of Borrower or Servicer to Perform Certain Obligations.
          If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(r) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.
     SECTION 11.19 Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.
     SECTION 11.20 Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Administrative Agent and the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.
ARTICLE XII.
COLLATERAL CUSTODIAN
     SECTION 12.01 Designation of Collateral Custodian.
          (a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Each of the Borrower, the Lender Agents and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.
          (b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
     SECTION 12.02 Duties of Collateral Custodian.
          (a) Appointment. The Borrower, the Lender Agents and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
          (b) Duties. From the Closing Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:
          (i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (required by the Required Loan Documents) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit N) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset checklist delivered to it in electronic form.
          (ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.
          (iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian on the signature pages attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to Fifth Street and its Affiliates and subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.
          (iv) On the 12th calendar day of every month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.
          (v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral

Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.
     (c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit N), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.
          (ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
          (iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.
     SECTION 12.03 Merger or Consolidation.
          Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral

Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
     SECTION 12.04 Collateral Custodian Compensation.
          As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Wells Fargo Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) its resignation as Collateral Custodian pursuant to Section 12.07 of this Agreement or (iii) the termination of this Agreement.
     SECTION 12.05 Collateral Custodian Removal.
          The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.
     SECTION 12.06 Limitation on Liability.
          (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.
          (b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.
          (d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
          (e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.
          (f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
          (g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.
          (h) Subject in all cases to the last sentence of Section 12.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
     SECTION 12.07 Collateral Custodian Resignation.
          Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit N; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.
     SECTION 12.08 Release of Documents.
          (a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit N, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit N.
          (b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.
          (c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit N (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.
     SECTION 12.09 Return of Required Loan Documents.
          The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit N hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.
     SECTION 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.

          The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.03(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.
     SECTION 12.11 Bailment.
          The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.
[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	FIFTH STREET FUNDING, LLC
	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	Vice President and Secretary

Fifth Street Funding, LLC
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Facsimile: (914) 328-4214
Phone: (914) 286-6800
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
Fifth Street Funding, LLC
A&R Loan and Servicing Agreement

THE SERVICER:	FIFTH STREET FINANCE CORP.
	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	President and Secretary

Fifth Street Finance Corp.
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Facsimile: (914) 328-4214
Phone: (914) 286-6800
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
Fifth Street Funding, LLC
A&R Loan and Servicing Agreement

THE TRANSFEROR:	FIFTH STREET FINANCE CORP.
	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	President and Secretary

Fifth Street Finance Corp.
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Facsimile: (914) 328-4214
Phone: (914) 286-6800
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
Fifth Street Funding, LLC
A&R Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC
	By:	/s/ Matt Jensen
		Name:	Matt Jensen, CFA
		Title:	Vice President

Wells Fargo Securities, LLC
301 S. College Street, D1053-082
Charlotte, North Carolina 28288
Attention: Matthew Jensen
Facsimile No.: (704) 715-0089
Confirmation No: (704) 715-8582
Fifth Street Funding, LLC
A&R Loan and Servicing Agreement

INSTITUTIONAL LENDER AND ISSUING LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION
	By:	/s/ Kevin Sunday
		Name:	Kevin Sunday
		Title:	Director

Wachovia Bank, National Association
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
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A&R Loan and Servicing Agreement

THE COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Brian S. Smith
		Name:	BRIAN S. SMITH
		Title:	VICE PRESIDENT

Wells Fargo Bank, National Association
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—Fifth Street
Funding, LLC
Fax: (281) 667-3933
Phone: (410) 884-2000
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
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A&R Loan and Servicing Agreement

THE ACCOUNT BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Brian S. Smith
		Name:	BRIAN S. SMITH
		Title:	VICE PRESIDENT

Wells Fargo Bank, National Association
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—Fifth Street
Funding, LLC
Fax: (281) 667-3933
Phone: (410) 884-2000
[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
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A&R Loan and Servicing Agreement

THE COLLATERAL CUSTODIAN:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Brian S. Smith
Name: BRIAN S. SMITH
Title: VICE PRESIDENT
Wells Fargo Bank, National Association
ABS Custody Vault
1055 10th Avenue SE
MAC N9401-011
Minneapolis, MN 55414
Attention: Corporate Trust Services — Asset-
Backed Securities Vault
Phone: (612) 667-8058
Fax: (612) 667-1080
With a copy to:
Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC N9311-161
Minneapolis, MN 55479
Attention: Corporate Trust Services — Asset-
Backed Administration
Phone: (612) 667-8058
Fax: (612) 667-3464
With a copy to:
Wells Fargo Bank, National Association
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—Fifth Street
Funding, LLC
Fax: (281) 667-3933
Phone: (410) 884-2000
Fifth Street Funding, LLC
A&R Loan and Servicing Agreement

SCHEDULE I
CONDITIONS PRECEDENT DOCUMENTS
     As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Lender Agents prior to the effectiveness of the Agreement:
     (a) A copy of this Agreement duly executed by each of the parties hereto;
     (b) A certificate of the Secretary or Assistant Secretary of each of the Borrower and Fifth Street, dated the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders and the Lender Agents may conclusively rely until such time as the Administrative Agent and the Lender Agents shall receive from the Borrower or Fifth Street, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation or articles of incorporation of such Person, as applicable, is a complete and correct copy and that such certificate of formation or articles of incorporation have not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or by-laws, as applicable, of such Person are a complete and correct copy, and that such limited liability company agreement or by-laws have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the board of directors of such Person approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;
     (c) A good standing certificate, dated as of a recent date for each of the Borrower and Fifth Street, issued by the Secretary of State of such Person’s State of formation or organization, as applicable;
     (d) Duly executed Powers of Attorney from the Borrower and Fifth Street;
     (e) Duly executed Variable Funding Note(s);
     (f) Financing statements (the “Facility Financing Statements”) describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;
     (g) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

Sch. I-1

     (h) A Financing statement describing the membership interests of the Borrower, and naming the Transferor as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, and other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in the membership interests of the Borrower pursuant to the terms of the Pledge Agreement;
     (i) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) and Fifth Street (under its present name and any previous name) as debtor(s) and which are filed in the jurisdiction of Delaware, as applicable, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);
     (j) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request (including an opinion, with respect to the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio and the membership interests of the Borrower under the UCC laws of the State of New York);
     (k) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent and the Collateral Custodian (as applicable), with respect to the perfection of the security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio and the membership interests of the Borrower under the UCC laws of the States of Delaware and Minnesota (as applicable);
     (l) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to the true sale of the Collateral Portfolio under the Purchase and Sale Agreement and that the Borrower would not be substantively consolidated with the Transferor in a proceeding under the Bankruptcy Code;
     (m) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents;

Sch. I-2

     (n) One or more favorable Opinions of Counsel of counsel to Fifth Street, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which Fifth Street is a party;
     (o) One or more favorable Opinions of Counsel of New York counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to, all matters under New York law regarding the due authorization, execution and delivery of, and enforceability of each of the Transaction Documents, not covered by opinion (m), above;
     (p) One or more favorable Opinions of Counsel of New York counsel to Fifth Street, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents and the Collateral Agent, with respect to, all matters under New York law regarding the due authorization, execution and delivery of, and enforceability of each of the Transaction Documents, not covered by opinion (n) above;
     (q) Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower; and
     (r) A copy of each of the other Transaction Documents duly executed by the parties thereto.

Sch. I-3

SCHEDULE II
PRIOR NAMES, TRADENAMES, FICTITIOUS NAMES
AND “DOING BUSINESS AS” NAMES
Borrower:      None

Sch. II-1

SCHEDULE III
ELIGIBILITY CRITERIA
     The representations and warranties set forth in this Schedule III are made by the Borrower and the Servicer under the Loan and Servicing Agreement and the Transferor under the Purchase and Sale Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent, the Lenders or the Lender Agents as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in the Agreement to which this Schedule III is attached.
          1. Each such Loan Asset is a perfected first or second lien, senior secured, commercial loan evidenced by a note or a credit document and an assignment document in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form; provided that any Loan Asset secured by a second lien shall either be (i) only subordinated to a small revolving or asset-based loan whose value does not constitute a material portion of the overall value of the assets (including a pledge of stock) of the related Obligor as determined by the Administrative Agent in its sole discretion or (ii) a Revolving Loan Asset for which the Advance Date Assigned Value is 0%. Each such Loan Asset and the Portfolio Assets related thereto is subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to such Loan Asset and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.
          2. The Obligor with respect to each such Loan Asset is organized under the laws of the United States or any state thereof.
          3. Each such Loan Asset is denominated in United States dollars.
          4. No such Loan Asset is Margin Stock.
          5. The acquisition of such Loan Asset does not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act, as amended.
          6. No such Loan Asset is a financing by a debtor-in-possession in any Bankruptcy Proceeding.
          7. No such Loan Asset is principally secured by real estate.
          8. Each such Loan Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations.
          9. Each such Loan Asset is in the form of, and is treated as, indebtedness for federal income tax purposes.

Sch. III-1

          10. As of the related Cut-Off Date and at any time prior to the related Cut-Off Date, except as permitted under clause 40 set forth below, (i) such Loan Asset is and has been current on all interest and principal payments under the terms of the related Loan Agreement and (ii) there has been no (a) “event of default” (as defined in the related Loan Agreement) or (b) any other default, breach, violation or event permitting acceleration (provided that the existence of any financial default shall be determined as of the most recent financial report provided by the applicable Obligor) under the terms of any such Loan Asset (of which the Transferor has actual knowledge) that, in each of the foregoing cases, has not been cured or waived, unless otherwise approved by the Administrative Agent in writing.
          11. As of the related Cut-Off Date, the acquisition of each such Loan Asset by the Borrower, and the Pledge of each such Loan Asset, has been approved by the Administrative Agent.
          12. Other than with respect to any second lien Revolving Loan Asset which fails to meet the criteria set forth in clause (i) of the proviso in Section 1 hereof, the aggregate outstanding Adjusted Borrowing Value of Loan Assets as of the Cut-Off Date with respect to a single Obligor and its Affiliates after giving effect to any acquisitions will not be less than $3,000,000 unless the Administrative Agent has provided prior approval. For the avoidance of doubt, companies owned by the same private equity sponsor shall not be considered Affiliates.
          13. The Obligor with respect to each such Loan Asset is not an Affiliate of the Servicer or the Transferor with respect to such Loan Asset.
          14. The acquisition of any such Loan Asset by the Borrower or the Pledge thereof would not, in the Administrative Agent’s commercially reasonable judgment, (i) violate any Applicable Law or (ii) cause the Administrative Agent, the Lenders or the Lender Agents to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent, the Lenders or the Lender Agents.
          15. No such Loan Asset contravenes any Applicable Law and no part thereof is in violation of any Applicable Law.
          16. Pursuant to the Loan Agreement with respect to such Loan Asset, either (i) such Loan Asset is freely assignable to the Borrower and able to be Pledged to the Collateral Agent, on behalf of the Secured Parties, without the consent of the Obligor or (ii) (a) all consents necessary for assignment of such Loan Asset to the Borrower and Pledge to the Collateral Agent for the benefit of the Secured Parties have been obtained and (b) the Loan Agreement provides that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Loan Agreement inure to the benefit of the holder of such Loan Asset (subject to the rights of any applicable agent or other lenders).
          17. The funding obligations for each such Loan Asset and the Loan Agreement under which such Loan Asset was created have been fully satisfied and all sums available thereunder have been fully advanced, or if such Loan Asset is a Revolving Loan Asset

Sch. III-2

or Delayed Draw Loan Asset, either (i) the Borrower shall have or have caused to be, at the time of the sale of such Loan Asset to the Borrower, deposited into the Unfunded Exposure Account an amount in United States dollars equal to the Unfunded Exposure Equity Amount or (ii) the Unfunded Exposure Equity Amount with respect to such Loan Asset shall not create a Borrowing Base Deficiency.
          18. No such Loan Asset is the subject of any assertions in respect of, any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Loan Agreements, or the exercise of any right thereunder, render the Loan Agreements unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Loan Agreements with respect to the Loan Asset provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Transferor and its assignees.
          19. With respect to each such Loan Asset acquired by the Borrower from the Transferor under the Purchase and Sale Agreement, by the Cut-Off Date on which such Loan Asset is Pledged under the Loan and Servicing Agreement and on each day thereafter, the Transferor will have caused its master computer records relating to such Loan Asset to be clearly and unambiguously marked to show that such Loan Asset has been sold to the Borrower.
          20. No such Loan Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.
          21. No such Loan Asset has been sold, transferred, assigned or pledged by the Borrower to any Person other than the Collateral Agent for the benefit of the Secured Parties.
          22. Such Loan Asset is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Loan Agreement to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change of Tax Law. The transfer, assignment and conveyance of such Loan Asset (and the other Portfolio Assets related thereto) from the Transferor to the Borrower pursuant to the Purchase and Sale Agreement, is not subject to and will not result in any fee or governmental charge (other than income taxes) payable by the Borrower or any other Person to any federal, state or local government.
          23. The Obligor with respect to such Loan Asset (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Loan Agreement which creates such Loan Asset and any other documents related thereto.
          24. The Obligor of each such Loan Asset is not a Government Authority.
          25. Each such Loan Asset (i) was originated or acquired by the Transferor in the ordinary course of the Transferor’s business and, to the extent required by Applicable Law, the Transferor has all necessary licenses and permits to originate or acquire such Loan Asset in the State where the Obligor was located (to the extent required by Applicable Law), and (ii) was sold by the Transferor to the Borrower under the Purchase and Sale Agreement and, to the extent

Sch. III-3

required by Applicable Law, the Borrower has all necessary licenses and permits to purchase and own such Loan Assets and enter into Loan Agreements pursuant to which such Loan Asset was created, in the State where the Obligor is located (to the extent required by Applicable Law); provided that any failure by the Transferor or the Borrower, as applicable, to have the necessary licenses and permits in the applicable State shall not preclude such Loan Asset from being deemed an Eligible Loan Asset if, upon discovery or knowledge of such failure, the Transferor or the Borrower, as applicable, promptly commences and is thereafter diligently taking the appropriate measures to obtain the necessary licenses and permits in such State, as determined by the Administrative Agent in its reasonable and sole discretion.
          26. There are no proceedings pending or, to the Borrower’s knowledge, threatened (i) asserting insolvency of the Obligor of such Loan Asset, or (ii) wherein the Obligor of such Loan Asset, any other obligated party or any governmental agency has alleged that such Loan Asset or the Loan Agreement which creates such Loan Asset is illegal or unenforceable.
          27. Each such Loan Asset requires the related Obligor to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related Underlying Collateral.
          28. The Underlying Collateral related to each such Loan Asset has not, and will not, be used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Transferor, the Borrower or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety.
          29. Each such Loan Asset has an original term to maturity of not greater than six years.
          30. Each such Loan Asset does not contain confidentiality restrictions that would prohibit the Lenders, the Lender Agents or the Administrative Agent from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Loan Asset.
          31. Other than with respect to any second lien Revolving Loan Asset which fails to meet the criteria set forth in clause (i) of the proviso in Section 1 hereof, each such Loan Asset has a current cash coupon of at least (i)(a) 4.00% if such Loan Asset is a Floating Rate Loan Asset or (b) 10.00% if such Loan Asset is a Fixed Rate Loan Asset and (ii) such coupon is payable at least quarterly.
          32. Each such Loan Asset (i) was originated and underwritten, or purchased and re-underwritten, by the Transferor including, without limitation, the completion of a due diligence and, if applicable, a collateral assessment and (ii) is being serviced by the Servicer in accordance with the Servicing Standard.
          33. All of the original or certified Required Loan Documents and the Loan Asset Checklist, acceptable to the Administrative Agent and the Transferor, with respect to such Loan Asset have been, or will be, delivered to the Collateral Custodian within five Business

Sch. III-4

Days of the applicable Cut-Off Date, and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with documented safety procedures approved by the Administrative Agent.
          34. Each such Loan Asset is not subject to clause (a) of the definition of “Material Modification”.
          35. Each such Loan Asset is not an extension of credit by the Transferor to the Obligor for the purpose of (i) making any past due principal, interest or other payments due on such Loan Asset, (ii) preventing such Loan Asset or any other loan to the related Obligor from becoming past due or (iii) preventing such Loan Asset from becoming defaulted.
          36. The Obligor with respect to such Loan Asset, on the applicable date of determination, (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is a legal operating entity or holding company; (iii) has not entered into the Loan Asset primarily for personal, family or household purposes; and (iv) is not the subject of a Bankruptcy Event, and, as of the related Cut-Off Date, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Servicer in its reasonable discretion unless approved in writing by the Administrative Agent.
          37. All information provided by the Borrower or the Servicer to the Administrative Agent in writing with respect to such Loan Asset is true and correct as of the date such information is provided.
          38. Each such Loan Asset is not an Equity Security and does not provide for the conversion into an Equity Security at any time on or after the date it is included as part of the Collateral Portfolio.
          39. No selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower in the selection of such Loan Asset for inclusion in the Collateral Portfolio.
          40. Each such Loan Asset is not a Loan Asset with respect to which interest required by the Loan Agreement to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full; unless the Obligor has commenced paying in cash current interest required to be paid in cash.
          41. Each such Loan Asset is not a participation interest in all or a portion of a loan (for the avoidance of doubt, a syndication or co-lending interest which is not documented as a participation interest shall not be deemed a participation interest).
          42. After giving effect to such acquisition, the sum of (x) the total commitments (funded and unfunded) of all Revolving Loan Assets, (y) the total unfunded commitments of all Delayed Draw Loan Assets and (z) the Unpledged L/C Commitments will not exceed $15,000,000.

Sch. III-5

SCHEDULE IV
AGREED-UPON PROCEDURES FOR
INDEPENDENT PUBLIC ACCOUNTANTS
In accordance with Section 6.10 of the Loan and Servicing Agreement, the Servicer will cause a firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared, or recalculated each of the following accounts in the Servicing Report to applicable system or records of the Servicer:
•	Loan Asset List:
○	Obligor classification

○	Current principal amount

○	Fixed/Floating

○	Index, spread, PIK

○	Loan Asset Maturity Date

○	Loan Asset Origination Date

○	Loan Asset Purchase Date

○	Industry Classification

○	Loan Asset Type

○	Moody’s and S&P ratings (if applicable)

○	Days Delinquent

○	Risk Rating

○	Cut-Off Date (the date that the Loan Asset is added to the facility)
•	Borrowing Base

•	Advances Outstanding

•	Cash Reconciliation report

•	Discretionary Sales Calculations, Substitution Calculations, Lien Release Dividend Calculations
At the discretion of the nationally recognized independent public accountant, three random Servicing Reports from the fiscal year will be chosen and reviewed.
The report provided by the accountants may be in a format such typically utilized for a report of this nature, however it will consist of at a minimum, (i) a list of deviations from the Servicing Report and (ii) discuss with the Servicer the reason for such deviations, and set forth the findings in such report.

Sch. IV-1

SCHEDULE V
LOAN ASSET SCHEDULE
For each Loan Asset Borrower shall provide, as applicable, the following information and the applicable Loan Asset Checklist:
(a)	Loan Asset Number

(b)	Obligor Name

(c)	Loan Asset Type (Note or Noteless)

(d)	Original Loan Asset Amount

(e)	Secured by Mortgage (Yes or No)

Sch. V-1

ANNEX A

Conduit Lender	Commitment

Institutional Lender	Commitment
Wells Fargo Bank, N.A.	$100,000,000

Sch. V-2

EXHIBITS
TO
AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT
Dated as of November 5, 2010
(Fifth Street Funding, LLC)
EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Assignment of Mortgage
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Variable Funding Note
EXHIBIT J	Form of Notice and Request for Consent
EXHIBIT K	Form of Certificate of Closing Attorneys
EXHIBIT L	Form of Servicing Report
EXHIBIT M	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT N	Form of Release of Required Loan Documents
EXHIBIT O	Form of Transferee Letter
EXHIBIT P	Form of Power of Attorney for Servicer
EXHIBIT Q	Form of Power of Attorney for Borrower
EXHIBIT R	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT S	Form of Letter of Credit Request

EXHIBIT A
FORM OF APPROVAL NOTICE
LOAN ASSET
APPROVAL NOTICE

DATE

ELIGIBLE LOAN ASSET INFORMATION

Obligor Name

Tranche Description

Par Amount

Purchase Price

Unfunded Exposure Amount

Pricing

Maturity Date

Approved Exceptions to Eligibility Criteria for Loan Asset	See Attached Schedule 1.

ASSIGNED VALUE

Assigned Value

Applicable Percentage

WELLS FARGO SECURITIES LLC APPROVAL

Fifth Street Commitment Termination

Approval Good Until

Approval Conditioned Upon
Ex. A-1

EXHIBIT B
FORM OF ASSIGNMENT OF MORTGAGE
RECORDING REQUESTED BY AND UPON
RECORDATION RETURN TO:
[Attorney name]
Dechert LLP
[Address]
THIS DOCUMENT WAS, WITH THE ADVICE
OF LOCAL COUNSEL, PREPARED BY:
[Attorney name]
Dechert LLP
[Address]
GENERAL ASSIGNMENT OF [MORTGAGE/DEED OF TRUST] AND LOAN
DOCUMENTS
     THIS GENERAL ASSIGNMENT OF [MORTGAGE/DEED OF TRUST] AND LOAN DOCUMENTS (this “Assignment”), made as of the ____ day of                      , 20__ by                                          (“________”), having an address                                          (“Assignor”) to                                         , a                                         , having an address                                          at                                          (“Assignee”).
     KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor has sold, assigned, granted, transferred, conveyed and set over, without recourse or warranty, and by these presents does sell, assign, transfer, grant, convey and set over unto Assignee and to the successors and assigns of Assignee all of Assignor’s right, title and interest in, to and under (a) the document(s) referenced in Annex 1 attached hereto and made a part hereof, including any amendments or supplements thereto (such documents collectively referred to herein as the “Loan Documents”), certain of which have been recorded as shown on Annex 2 attached hereto and made a part hereof, (b) the instruments, documents, certificates, letters, records and papers relating to the Loan Documents and all other documents executed and/or delivered in connection with the loan evidenced and/or secured by the Loan Documents, including, without limitation, all of Assignor’s right, title and interest in any title insurance policies, and other insurance policies, endorsements and certificates, security agreements, guaranties, indemnities, bank accounts, certificates of deposit, letters of credit, bonds, operating accounts, reserve accounts, escrow accounts and other accounts, permits, licenses, opinions, surveys, appraisals, environmental reports, inspection reports, financial statements, and any and all other documents and collateral arising out of and/or executed and/or delivered in connection with the Loan Documents, (c) all rights and benefits of Assignor related to the Loan Documents, including without limitation, all of Assignor’s rights to receive insurance proceeds, condemnation awards, indemnity payments,
Ex. B-1

sales proceeds and all other income, issues, profits, payments and proceeds of any nature under or in connection with the Loan Documents, and all of Assignor’s rights to exercise any rights or remedies thereunder, and all claims, demands and causes of action related to the items referenced in clauses (a) and (b) above (the items referenced in clauses (a), (b) and (c) are collectively referred to herein as the “Assigned Property”). Assignor represents to Assignee that Assignor has good right, title and authority to assign the Assigned Property as set forth herein. The Loan Documents relate to the real property described more particularly on Annex 3 attached hereto and made a part hereof.
[Signature Page To Follow]

Ex. B-2

     IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed as of the day and year first written above.

[Entity], a [State of Inc./Formation] [Entity Type]

[By: , its ]

[SEAL]
Name:
Title:
ACKNOWLEDGEMENT

STATE OF	)
	)	ss.
COUNTY OF	)
     BEFORE ME, the undersigned, a Notary Public in and for said County and State, personally appeared [Signatory], the [Position] of [Entity], a [State of Inc./Formation] [Entity Type], and he/she acknowledged that he/she did sign the foregoing instrument for and on behalf of said [Entity Type], being thereunto duly authorized, and that the same is his/her free act and deed individually and as said officer and the free act and deed of the [Entity Type].
     IN TESTIMONY WHEREOF, I have hereunder set my hand and official seal at                     ,                      this ___ day of                      , 20__.

[Notarial Seal]	Notary Public
Printed Name:
My Commission Expires:
Ex. B-3

ANNEX 11
To Exhibit B
[Modify/add/delete as appropriate]

1.	[Loan Agreement, dated as of ____, 20__ (together with all amendments and supplements from time to time thereto), between and relating to a loan in the original principal amount of $ .

2.	Promissory Note dated ____, 20__ in the original principal amount of $ issued by in favor of , or order.

3.	Mortgage/Deed Trust, dated as of ____, 20__ together with all amendments and supplements from time to time thereto, in favor of [ , as mortgagee] [ as deed of trust trustee and as beneficiary] and , as secured party.

4.	Assignment of Leases, Rents, dated as of ____, 20__, (together with all amendments and supplements from time to time thereto), from ___, as assignor, to ___, as assignee.

5.	UCC-1 Financing Statements showing , as debtor, and , as secured party.

6.	[Reference other major loan documents, such as: loan agreement, credit agreement, note purchase agreement, acquisition agreement, intercreditor agreement, guarantees, insurance policies and assumption or substitution agreements.]

[1]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the .
Ex. B-4

ANNEX 2
To Exhibit B
     [Modify/add/delete as appropriate]
Recorded Documents: [Reference Recording Office]
Mortgage/Deed Trust dated as of                     –                    , 20__ from                                          , as mortgagor/grantor to                                         , as mortgagee/deed of trust trustee for the benefit of                                         , as beneficiary recorded                                         , ___ 20__ in Book ___, Page ___. [Reference any recorded amendments and assignments.]
Assignment of Leases, Rents, dated as of                                         – ___, 20__ from                                         , as assignor, to                                         , as assignee recorded                                          ___, 20__ in Book ___, Page ___. [Reference any recorded amendments.]
Local UCC Filing recorded                                          ___, 20__ Financing Statement #                                        .
Secretary of State UCC Filing recorded                                          ___, 20__ Financing Statement [Reference any assignments.] #                                        .
Ex. B-5

ANNEX 3
To Exhibit B
LEGAL DESCRIPTION
SEE ATTACHED
Ex. B-6

Exhibit C
FORM OF BORROWING BASE CERTIFICATE
[_] [_], 20[_]
     In connection with that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
     As of the date hereof, the undersigned each certify that (i) all of the information set forth in Annex I attached hereto is true, correct and complete, (ii) no Event of Default has occurred and no Unmatured Event of Default exists under the Loan and Servicing Agreement; and (iii) solely with respect to itself, each of the representations and warranties contained in the Loan and Servicing Agreement is true, correct and complete in all respects.
[Remainder of Page Intentionally Left Blank]
Ex. C-1

Certified as of the date first written above.

FIFTH STREET FUNDING, LLC,
as the Borrower

By:
Name:
Title:

FIFTH STREET FINANCE CORP.,
as the Transferor and as the Servicer

By:
Name:
Title:
Ex. C-2

ANNEX I
To Exhibit C
BORROWING BASE REPORT
SEE ATTACHED
Ex. C-3

EXHIBIT D
FORM OF DISBURSEMENT REQUEST
(Disbursements from Unfunded Exposure Account and Reinvestments of Principal Collections)
[Date]
(FIFTH STREET FUNDING, LLC)
Wells Fargo Bank, National Association
     as the Collateral Agent and the Account Bank
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—Fifth Street Funding, LLC
Facsimile: (281) 667-3933
Phone: (410) 884-2000
With a copy to:
Wells Fargo Securities, LLC
     as the Administrative
Agent One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230
[Lender Agent Name and Address]
     Re: Amended and Restated Loan and Servicing Agreement dated as of November 5, 2010
Ladies and Gentlemen:
     This Disbursement Request is delivered to you pursuant to Sections 2.04(e) and 2.21 of that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such
Ex. D-1

capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:
     [1. Pursuant to Section 2.04(e) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a disbursement (a “Disbursement”) from the Unfunded Exposure Account in the amount of $                                          to [Applicable Obligor], such Disbursement to be paid as follows:

Bank Name:
ABA No.:
Account Name:
Account No.:
Reference:	]
     [2. Pursuant to Section 2.04(e) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a Disbursement from the Unfunded Exposure Account in the amount of $                                         to reimburse outstanding L/C Amounts to the Issuing Lender pursuant to Section 2.23(d) of the Loan and Servicing Agreement.]
     [3. Pursuant to Section 2.21(a) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a Disbursement of Principal Collections from the Principal Collection Account in the amount of $                                         to reinvest in additional Eligible Loan Assets to be Pledged under the Loan and Servicing Agreement.]
     [4. Pursuant to Section 2.21(b) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a Disbursement of Principal Collections from the Principal Collection Account in the amount of $                                         to make payments in respect of the Advances Outstanding in accordance with and subject to the terms of Section 2.18 of the Loan and Servicing Agreement]
     5. The Servicer on behalf of the Borrower hereby requests that such Disbursement be made on the following date:                                         .
     6. In connection with a Disbursement pursuant to Section 2.21 of the Loan and Servicing Agreement, attached to this Disbursement Request is a true, correct and complete calculation of the Borrowing Base and all components thereof.
Ex. D-2

     6. Other than any Disbursement from the Unfunded Exposure Account after the occurrence of an Event of Default, all of the conditions applicable to the Disbursement as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Disbursement including the following:
     (i) The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true and correct in all respects on and as of such date, before and after giving effect to the Disbursement and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent relating to an earlier date;
     (ii) No Event of Default has occurred, or would result from such Disbursement or from the application of the proceeds therefrom, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Disbursement or from the application of the proceeds therefrom; and
     (iii) Each of the Servicer and the Borrower is in compliance with each of its covenants set forth in the Transaction Documents.
     7. The Servicer on behalf of the Borrower hereby represents that in connection with a Disbursement contemplated by paragraph 1 above only, such Disbursement shall be used solely for the purpose of funding the Unfunded Exposure Amount(s) of one or more Delayed Draw Loan Asset or Revolving Loan Asset included in the Collateral Portfolio.
Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate, as applicable, is true and correct as of the date hereof.
[ATTACH BORROWING BASE CERTIFICATE AND LOAN ASSET SCHEDULE FOR
DISBURSEMENTS PURSUANT TO SECTION 2.21]
[Remainder of Page Intentionally Left Blank]
Ex. D-3

     IN WITNESS WHEREOF, the undersigned have executed this Disbursement Request as of the date first written above.

FIFTH STREET FUNDING, LLC,
as the Borrower

By:
Name:
Title:

FIFTH STREET FINANCE CORP.,
as the Servicer
By:
Name:
Title:
Ex. D-4

EXHIBIT E
FORM OF
JOINDER SUPPLEMENT
     JOINDER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the financial institution identified in Item 2 of Schedule I hereto, Fifth Street Funding, LLC, as the borrower (the “Borrower”), the Lender Agent named in Item 5 of Schedule I hereto (the “Lender Agent”) and Wells Fargo Securities, LLC, as the administrative agent (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, this Joinder Supplement is being executed and delivered under Sections 2.22 or 11.04 of the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement; and
     WHEREAS, the party set forth in Item 2 of Schedule I hereto (the “Proposed Lender”) wishes to become a Lender designated as a[n] [Conduit Lender] [Institutional Lender] party to the Loan and Servicing Agreement;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     (a) Upon receipt by the Administrative Agent of an executed counterpart of this Joinder Supplement, to which is attached a fully completed Schedule I and Schedule II, each of which has been executed by the Proposed Lender, the Borrower, the Lender Agent, the Administrative Agent and the Collateral Agent, the Administrative Agent will transmit to the Proposed Lender, the Borrower, the Collateral Agent and the Lender Agent, a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder Supplement (a “Joinder Effective Notice”). Such Joinder Effective Notice shall be executed by the Administrative Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder Supplement shall become effective (the “Joinder Effective Date”). From and after the Joinder Effective Date, the Proposed Lender shall be a Lender designated as a[n] [Conduit Lender][Institutional Lender] party to the Loan and Servicing Agreement for all purposes thereof.
     (b) Each of the parties to this Joinder Supplement agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and
Ex. E-1

deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder Supplement.
     (c) By executing and delivering this Joinder Supplement, the Proposed Lender confirms to and agrees with the Administrative Agent, the Collateral Agent, the Lender Agents and the other Lender(s) as follows: (i) none of the Administrative Agent, the Collateral Agent, the Lender Agents and the other Lender(s) makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Servicing Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Servicing Agreement or any other instrument or document furnished pursuant thereto, or with respect to any Variable Funding Notes issued under the Loan and Servicing Agreement, or the Collateral Portfolio or the financial condition of the Transferor, the Servicer or the Borrower, or the performance or observance by the Transferor, the Servicer or the Borrower of any of their respective obligations under the Loan and Servicing Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Supplement; (iii) the Proposed Lender will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Lender Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Servicing Agreement; (iv) the Proposed Lender appoints and authorizes the Lender Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Servicing Agreement as are delegated to the Lender Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article IX of the Loan and Servicing Agreement; (v) the Proposed Lender appoints and authorizes the Administrative Agent, the Collateral Custodian and the Collateral Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan and Servicing Agreement as are delegated to the Administrative Agent, the Collateral Custodian and Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Loan and Servicing Agreement; and (vi) the Proposed Lender agrees (for the benefit of the parties hereto and the other Lender(s)) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Servicing Agreement are required to be performed by it as a Lender designated as a[n] [Conduit Lender][Institutional Lender].
     (d) Schedule II hereto sets forth administrative information with respect to the Proposed Lender.
     (e) This Joinder Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.
Ex. E-2

SCHEDULE I TO
JOINDER SUPPLEMENT
COMPLETION OF INFORMATION AND
SIGNATURES FOR JOINDER SUPPLEMENT
Re: Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010, among Fifth Street Funding, LLC, as Borrower, the other parties thereto and Wells Fargo Securities, LLC, as Administrative Agent.

Item 1:	Date of Joinder Supplement:

Item 2:	Proposed Lender:

Item 3:	Type of Lender:	Conduit Lender
Institutional Lender
Item 4:	Commitment:

Commitment Termination Date:

Item 5:	Name of Lender Agent (if a Conduit Lender):

Item 6:	Signatures of Parties to Agreement:

,

as Proposed Lender

By:
Name:
Title:
, as Proposed

Lender Agent

By:
Name:
Title:
Ex. E-3

FIFTH STREET FUNDING, LLC,
as Borrower

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC, as
Administrative Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

[NAME OF LENDER AGENT][NAME OF
INSTITUTIONAL LENDER], as [Lender
Agent][Institutional Lender]

By:
Name:
Title:
Ex. E-4

[NAME OF CONDUIT LENDER], as
[Conduit Lender]

By:
Name:
Title:
Ex. E-5

SCHEDULE II TO
JOINDER SUPPLEMENT
ADDRESS FOR NOTICES
AND
WIRE INSTRUCTIONS

Address for Notices:

Telephone:

Facsimile:
email:

With a copy to:

Telephone:

Facsimile:

email:

Wire Instructions:	Name of Bank:

A/C No.:

ABA No.
Reference:

Ex. E-6

SCHEDULE III TO
JOINDER SUPPLEMENT
FORM OF
JOINDER EFFECTIVE NOTICE
To: [Name and address of the Borrower, Collateral Agent, Lender Agent and Proposed Lender]
     The undersigned, as Administrative Agent under the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). [Note: attach copies of Schedules I and II from such Joinder Supplement.] Terms defined in such Joinder Supplement are used herein as therein defined.
     Pursuant to such Joinder Supplement, you are advised that the Joinder Effective Date for [Name of Proposed Lender] will be              and such Proposed Lender will be a Lender designated as a[n] [Conduit Lender] [Institutional Lender] with a Commitment of             .

Very truly yours,

WELLS FARGO SECURITIES, LLC,
as Administrative Agent

By:
Name:
Title:
Ex. E-7

EXHIBIT F
FORM OF NOTICE OF BORROWING
NOTICE OF BORROWING
[Date]
(FIFTH STREET FUNDING, LLC)

To:	Wells Fargo Securities, LLC	Wells Fargo Bank, National Association
	as the Administrative Agent	as the Collateral Custodian
	One Wachovia Center, Mail Code: NC0600	ABS Custody Vault
	Charlotte, North Carolina 28288	1055 10th Ave SE
	Attention: Kevin Sunday	MAC N9401-011
	Facsimile No.: (704) 715-0067	Minneapolis, Minnesota 55414
	Confirmation No: (704) 374-6230	Attention: Corporate Trust Services —
Asset-Backed Securities Vault
	[Lender Agent Name and Address]	Facsimile No.: (612) 667-8058
Phone No.: (612) 667-1080

	With a copy to:	With a copy to:

	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
	as the Collateral Agent	Sixth Street and Marquette Avenue
	9062 Old Annapolis Rd.	MAC N9311-161
	Columbia, Maryland 21045	Minneapolis, MN 55479
	Attention: CDO Trust Services—Fifth Street	Attention: Corporate Trust Services —
	Funding, LLC	Asset-Backed Administration
	Facsimile: (281) 667-3933	Phone: (612) 667-8058
	Phone: (410) 884-2000	Facsimile: (612) 667-3464
Re: Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010
Ladies and Gentlemen:
     This Notice of Borrowing is delivered to you pursuant to Sections 2.02 and 3.02 of that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the
Ex. F-1

account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:
     1. [The Borrower hereby requests an Advance in the principal amount of $                                          to purchase Eligible Loan Assets.
(i) Wells Fargo’s Pro Rata Share of such requested Advance is $                                         .
(ii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                         .
(iii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                         .]
     2. [The Borrower hereby requests an Advance in the principal amount of $                                         (such amount not to exceed the Unfunded Exposure Amount) to deposit in the Unfunded Exposure Account. Such Advance shall be deposited in the Unfunded Exposure Account as follows:
Bank Name:
ABA No.:
Account Name:
Account No.:
Reference:
(i) Wells Fargo’s Pro Rata Share of such requested Advance is $                                        .
(ii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                        .
(iii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                        .]
Ex. F-2

     3. [Pursuant to Section 2.02(f) of the Loan and Servicing Agreement, the Borrower hereby requests an Advance in the principal amount of $                                         (such amount, the “Unfunded Exposure Amount Shortfall”). The Unfunded Exposure Amount Shortfall shall be deposited in the Unfunded Exposure Account as follows:
Bank Name:
ABA No.:
Account Name:
Account No.:
Reference:
(i) Wells Fargo’s Pro Rata Share of such requested Advance is $                                         .
(ii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                        .
(iii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $                                        .]
     4. The Borrower hereby requests that such Advance be made on the following date:                                         .
     5. Attached to this Notice of Borrowing is a true, correct and complete calculation of the Borrowing Base and all components thereof.
     [6. Attached to this Notice of Borrowing is a true, correct and complete list of all Loan Assets which will become part of the Collateral Portfolio on the date hereof, each Loan Asset reflected thereon being an Eligible Loan Asset.]
     [7. In connection with such Advance, the Transferor shall deposit $                                         into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance.]
     8. With respect to Advances other than those contemplated by Section 2.02(f) of the Loan and Servicing Agreement, all of the conditions applicable to the Advance requested herein as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Article III of the Loan and Servicing Agreement, and the following:
(i) The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true and correct in all respects on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made
Ex. F-3

on and as of such date (other than any representation or warranty that is made as of a specific date);
(ii) No Event of Default has occurred, or would result from such Advance and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;
(iii) No event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event; and
(iv) Each of the Servicer and the Borrower, respectively, is in compliance with each of its covenants set forth in the Transaction Documents.
     9. Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete as of the date hereof.
[ATTACH BORROWING BASE CERTIFICATE AND LOAN ASSET SCHEDULE]
Ex. F-4

     IN WITNESS WHEREOF, the undersigned have executed this Notice of Borrowing as of the date first written above.

FIFTH STREET FUNDING, LLC,
as the Borrower

By:
Name:
Title:

FIFTH STREET FINANCE CORP.,
as the Servicer

By:
Name:
Title:
Ex. F-5

EXHIBIT G
FORM OF NOTICE OF REDUCTION
(Reduction of Advances Outstanding)

[Date]
(FIFTH STREET FUNDING, LLC)
Wells Fargo Securities, LLC,
     as the Administrative Agent
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230
[Lender Agent Name and Address]
[Hedge Counterparty Name and Address]
Wells Fargo Bank, National Association,
     as the Collateral Agent
9062 Old Annapolis Rd.
Columbia, Maryland 21045
Attn: CDO Trust Services—Fifth Street Funding, LLC
Facsimile: (281) 667-3933
Phone: (410) 884-2000
     Re: Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010
Ladies and Gentlemen:
     This Notice of Reduction is delivered to you pursuant to Section 2.18(a) of that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such
Ex. G-1

capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:
     1. Pursuant to Section 2.18(a) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower desires to reduce the Advances Outstanding (an “Advance Reduction”) by the amount of $                                         as follows:
(i) Wells Fargo’s portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                                        .
(ii) [Conduit/Institutional Lender’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                                        .
(iii) [Conduit/Institutional Lender’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                                        .
     2. The Servicer on behalf of the Borrower hereby requests that such Advance Reduction be made on the following date:                        .
     3. Attached to this Notice of Reduction is a true, correct and complete calculation of the Borrowing Base and all components thereof.
     4. The Servicer, on behalf of the Borrower, hereby represents that no event would result from such Advance Reduction, which constitutes an Event of Default or Unmatured Event of Default.
Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true and correct as of the date hereof.
[ATTACH BORROWING BASE CERTIFICATE]
[Remainder of Page Intentionally Left Blank]
Ex. G-2

     IN WITNESS WHEREOF, the undersigned have executed this Notice of Reduction as of the date first written above.

FIFTH STREET FUNDING, LLC,
as the Borrower

By:
Name:
Title:

FIFTH STREET FINANCE CORP.,
as the Servicer

By:
Name:
Title:
Ex. G-3

EXHIBIT H
[RESERVED]
Ex. H-1

EXHIBIT I
FORM OF SECOND AMENDED AND RESTATED VARIABLE FUNDING NOTE

$	[ ] [__], 2010
     THIS SECOND AMENDED AND RESTATED VARIABLE FUNDING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). NEITHER THIS SECOND AMENDED AND RESTATED VARIABLE FUNDING NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.
     THIS SECOND AMENDED AND RESTATED VARIABLE FUNDING NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT TO A (A) QUALIFIED INSTITUTIONAL BUYER UNDER RULE 144A OF THE SECURITIES ACT OR AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE (1)-501(A)(1)-(3) OR (7) UNDER THE SECURITIES ACT, IN EACH CASE, WHO IS ALSO A (B) QUALIFIED PURCHASER FOR PURPOSES OF SECTION 3(c)(7) OF THE 1940 ACT, AND IN COMPLIANCE WITH THE TERMS OF THE LOAN AND SERVICING AGREEMENT REFERRED TO HEREIN.
     FOR VALUE RECEIVED, FIFTH STREET FUNDING, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [Name of Lender Agent] [ ] (the “Lender Agent”), or its [Name of Lender]’s (“Lender”) assigns, the principal sum of [_] DOLLARS ($[_]), or, if less, the unpaid principal amount of the aggregate Advances and L/C Advances (together, the “Advances Outstanding”) made by the Lender to the Borrower pursuant to the Loan and Servicing Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Servicing Agreement, and to pay interest on the unpaid principal amount of the Advances Outstanding on each day that such unpaid principal amount is outstanding, at the Yield Rate related to such Advances Outstanding as provided in the Loan and Servicing Agreement, on each Payment Date and each other date specified in the Loan and Servicing Agreement.
     This Second Amended and Restated Variable Funding Note (the “Note”) is issued pursuant to the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such
Ex. I-1

capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
     Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Servicing Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.
     Payments of the principal of, and interest on, Advances Outstanding represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Servicing Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.
     If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Yield Rate.
     If all or a portion of (i) any interest payable hereunder or (ii) any other amounts payable hereunder shall not be paid when due other than the principal amount hereof (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Base Rate plus 4% (unless otherwise specified in the Loan and Servicing Agreement), in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.
     For the avoidance of doubt, if any Event of Default shall have occurred, with respect to the principal amount hereof, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread” set forth in the Loan and Servicing Agreement, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.
     Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Servicing Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Servicing Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Servicing Agreement.
Ex. I-2

     Except as provided in the Loan and Servicing Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.
     All amounts evidenced by this Note, the Lender’s Advances Outstanding and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender Agent, on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender Agent to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Servicing Agreement.
     The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances Outstanding made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Servicing Agreement.
     This Note is secured by the security interests granted pursuant to Section 2.13 of the Loan and Servicing Agreement. The holder of this Note is entitled to the benefits of the Loan and Servicing Agreement and may enforce the agreements of the Borrower contained in the Loan and Servicing Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Servicing Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Servicing Agreement. If an Event of Default shall occur, the unpaid balance of the principal of all Advances Outstanding, together with accrued interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Loan and Servicing Agreement.
     The Borrower, the Transferor and the Servicer, the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent, the Account Bank and the Collateral Custodian each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral Portfolio and the Lender, as a[n] [institutional lender] [conduit lender] under the Loan and Servicing Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.
     This Note is one of the “Variable Funding Notes” referred to in Section 2.01 of the Loan and Servicing Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.
[Remainder of Page Intentionally Left Blank]
Ex. I-3

     IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

FIFTH STREET FUNDING, LLC

By:
Name:
Title:
Ex. I-4

Schedule attached to Second Amended and Restated Variable Funding Note dated November 5, 2010 of FIFTH STREET FUNDING, LLC payable to the order of [LENDER/LENDER AGENT]

Date of	Principal
Advance or L/C	Amount of	Principal	Outstanding
Advance or	Advance or L/C	Amount of	Principal
Repayment	Advance	Repayment	Amount

Ex. I-5

EXHIBIT J
FORM OF NOTICE AND REQUEST FOR CONSENT
[_] [_], 20[_]
FIFTH STREET FUNDING, LLC
To: Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian
     Re: Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010
Ladies and Gentlemen:
     This Notice and Request for Consent to Lien Release Dividend (this “Notice”) is delivered to you under Section 2.07(g) of that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
Each of the undersigned, each being a duly elected officer of the Borrower and the Transferor, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:
     1. Pursuant to Section 2.07(g) of the Loan and Servicing Agreement, the Borrower and the Transferor request that the (i) Administrative Agent consents to a release of the Collateral Agent’s, on behalf of the Secured Parties, lien on the Loan Assets or portions thereof set forth on Annex 1 (together with, in the case of a transfer of the Loan Assets but not portions thereof, any related Portfolio Assets) and to the distribution of such Loan Assets and portions thereof as a dividend from the Borrower to the Transferor and (ii) Collateral Custodian releases the Required Loan Documents related thereto.
     2. The Borrower and the Transferor hereby request that such Lien Release Dividend be made on the following date:                  (the “Lien Release Dividend Date”) which date is at least five Business Days after this Notice is received by the Administrative Agent, the Collateral Agent and the Collateral Custodian.

Ex. J-1

     3. The Borrower and the Transferor represent and warrant, as of the date hereof and as of the requested Lien Release Dividend Date, as follows:
     a) No Event of Default has occurred and no Unmatured Event of Default exists.
     b) After giving effect to the requested Lien Release Dividend, no more than four Lien Release Dividends shall have occurred within the 12-month period immediately preceding the Lien Release Dividend Date.
     c) After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (1) no Borrowing Base Deficiency, Event of Default or Unmatured Event of Default shall exist, (2) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 of the Loan and Servicing Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, (3) the eligibility of any Loan Asset remaining as part of the Collateral Portfolio after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (4) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents, and (5) there shall have been no material adverse change as to the Servicer or the Borrower.
     d) The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets), sold pursuant to Section 2.07(b) of the Loan and Servicing Agreement, substituted pursuant to Section 2.07(a) of the Loan and Servicing Agreement or released pursuant to Section 2.07(g) of the Loan and Servicing Agreement during the 12-month period immediately preceding the Lien Release Dividend Date (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Outstanding Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).
     4. Attached to this Notice is a Borrowing Base Certificate, including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend.
     This Notice shall not be effective unless all of the conditions applicable to the Lien Release Dividend requested herein set forth in the Loan and Servicing Agreement have been satisfied within the time periods set forth in Section 2.07(g) of the Loan and Servicing Agreement.
[ATTACH BORROWING BASE CERTIFICATE]
[The Remainder Of This Page Is Intentionally Left Blank]

Ex. J-2

     IN WITNESS WHEREOF, the undersigned has executed the Notice and Request for Consent to Lien Release Dividend as of the date first written above.

FIFTH STREET FUNDING, LLC, as the Borrower

By:
Name:
Title:

FIFTH STREET FINANCE CORP., as the Transferor

By:
Name:
Title:

Ex. J-3

     Please indicate your consent by signing and returning this signature page to the Notice and Request for Consent for receipt no later than the day which is one Business Day prior to the requested Lien Release Dividend Date.
THE UNDERSIGNED ADMINISTRATIVE AGENT CONSENTS
TO THE LIEN RELEASE DIVIDEND
TO BE MADE ON [________] [____], 20[___]
WELLS FARGO SECURITIES, LLC,
 as the Administrative Agent

By:
Name:
Title:
Dated:

Ex. J-4

ANNEX 1
To Notice and
Request for Consent
Loan Assets to be Released by Collateral Agent (at the direction of the Administrative Agent)
and Transferred by Borrower to Transferor

Ex. J-5

EXHIBIT K
FORM OF CERTIFICATE OF CLOSING ATTORNEYS
[_] [_], 20[_]

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
as the Collateral Custodian	Sixth Street and Marquette Avenue
ABS Custody Vault	MAC N9311-161
1055 10th Ave SE	Minneapolis, MN 55479
MAC N9401-011	Attention: Corporate Trust Services — Asset-
Minneapolis, Minnesota 55414	Backed Administration
Attention: Corporate Trust Services — Asset-	Phone: (612) 667-8058
Backed Securities Vault	Facsimile: (612) 667-3464
Facsimile No.: (612) 667-8058
Phone No.: (612) 667-1080	With a copy to:

With a copy to:	Wells Fargo Bank, National Association
9062 Old Annapolis Rd.
Wells Fargo Securities, LLC	Columbia, Maryland 21045
as the Administrative Agent	Attention: CDO Trust Services—Fifth Street
One Wachovia Center, Mail Code: NC0600	Funding, LLC
Charlotte, North Carolina 28288	Facsimile: (281) 667-3933
Attention: Kevin Sunday	Phone: (410) 884-2000
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230

Re:	Loan Assets in the aggregate principal amount of $ (collectively, the “Loan Assets”) made to [Name of Obligor] (the “Obligor”)
To Whom It May Concern:
     In connection with the Loan Assets, the undersigned (i) acknowledges that Fifth Street Funding, LLC has granted a security interest to Wells Fargo Bank, National Association (the “Collateral Agent”), for the benefit of the Secured Parties, in each of the items indicated on the closing checklist attached hereto (the “Checklist”), and (ii) certifies to you as of the day of funding the Loan Assets as to the matters set forth below. References herein to the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account

Ex. K-1

bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
     A. It has received and reviewed the Checklist items, in the form and subject to those exceptions or matters indicated on the Checklist in connection with acting as closing counsel for the Loan Assets;
     B. If a promissory note was executed in connection with the Loan Asset, a copy of the executed promissory note has been faxed to the Collateral Custodian. The original promissory note(s) is/are in our possession and will be forwarded to the Collateral Custodian or as otherwise directed in writing to                     (hereinafter referred to as “Outside Counsel”) by the Collateral Custodian or the Administrative Agent on its behalf, for receipt within five business days after the funding date of the transaction;
     C. Within five business days after the closing, all remaining Required Loan Documents (under and as defined in the Loan and Servicing Agreement) which are in our possession and are indicated on Schedule 1 attached hereto, will be forwarded to the Collateral Custodian; and
     D. Notwithstanding any contrary instruction from the Transferor or the Borrower, in the event the Loan Asset is funded, it will follow the written direction of the Collateral Custodian or the Administrative Agent on its behalf, with regard to the original promissory note(s) in its possession, provided that in the event it reasonably believes that a dispute exists as to custody of any Required Loan Documents, it may deposit them with a court of competent jurisdiction and be relieved of its obligations hereunder with respect to any and all documents so deposited.
     The Collateral Custodian, the Collateral Agent, the Administrative Agent, the Transferor, the Borrower and Outside Counsel acknowledge and agree that:
1.	The security interest and the rights in the Required Loan Documents granted to the Collateral Agent, for the benefit of the Secured Parties, are paramount and superior to the rights of the Transferor and the Borrower.
2.	Outside Counsel shall not be required to perform any duties other than the duties expressly set forth in this letter. No implied obligations or duties shall be inferred by any other agreement, written or verbal, or any representation made by any party.
3.	Outside Counsel is authorized to comply with and obey laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal or arbitrator. If Outside Counsel complies with any such law, order, judgment, decree or regulation Outside Counsel shall not be liable to the Collateral Custodian, the Collateral Agent, the Administrative Agent, the Transferor or the Borrower or to any other person even if such law, order, judgment, decree or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation or beyond the scope of the law.

Ex. K-2

4.	Outside Counsel shall be responsible hereunder solely to hold the original promissory note(s) for the account of the Collateral Agent, on behalf of the Secured Parties and to deliver the original promissory note(s) and the other relevant documents to the Collateral Custodian in accordance with the terms of this letter.
5.	Outside Counsel may act relative hereto upon the advice of counsel in reference to any matter in connection herewith and shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its own willful misconduct or gross negligence.
6.	Outside Counsel shall be entitled to rely or act upon any notice, direction, instrument or document believed by Outside Counsel to be genuine and to be executed and delivered by the proper person and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.
7.	Outside Counsel shall not be responsible or liable in any manner whatsoever for (a) the sufficiency, correctness, genuineness or validity of any document, agreement or instrument delivered to it, (b) the form of execution of any such document, agreement or instrument, (c) the identity, authority or rights of any person executing or delivering any such document, agreement or instrument, or (d) the terms and conditions of any instrument pursuant to which the parties may act.
8.	Outside Counsel may serve and shall continue to serve as counsel to the Transferor in connection with the transactions contemplated by the Collateral Portfolio and other matters, and notwithstanding anything herein to the contrary, may represent the Transferor (or any affiliate) as its counsel in any action, suit or other proceeding in which the Collateral Custodian, the Collateral Agent, the Administrative Agent or the Transferor (or any affiliate) may be involved.
9.	Outside Counsel shall be deemed to have satisfied any delivery requirement set forth herein if it shall have deposited the relevant documents for uninsured overnight delivery (properly addressed) with FedEx, UPS or other overnight courier of national standing.

Very truly yours,

By:
Name:
Title:

Ex. K-3

ACCEPTED AND AGREED:

FIFTH STREET FINANCE CORP., as the Transferor and as the Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent, the Account Bank and the Collateral Custodian

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:

FIFTH STREET FUNDING, LLC, as the Borrower

By:
Name:
Title:

Ex. K-4

SCHEDULE 1
to Certificate
of Closing Attorneys
LIST OF REQUIRED LOAN DOCUMENTS

Ex. K-5

EXHIBIT L
FORM OF SERVICING REPORT
(See attached)

Ex. L-1

EXHIBIT M
FORM OF SERVICER’S CERTIFICATE
(SERVICING REPORT)
SERVICER’S CERTIFICATE
(SERVICING REPORT)
[_] [_], 20[_]
     This Servicer’s Certificate is delivered pursuant to the provisions of Section 6.08(c) of the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Loan and Servicing Agreement. This Servicer’s Certificate relates to the Servicing Report set forth on the attached Schedule A.
A.	Fifth Street Finance Corp. is the Servicer under the Loan and Servicing Agreement.

B.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that, as of the date hereof, no Event of Default has occurred and no Unmatured Event of Default exists (other than any Event of Default or Unmatured Event of Default which has been previously disclosed to the Administrative Agent as such).

C.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that, as of the date hereof, each of the representations and warranties contained in the Loan and Servicing Agreement is true, correct and complete in all respects (other than any representation or warranty that is made as of a specific date).

D.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate in all respects as of the date hereof.
[Remainder of Page Left Intentionally Blank]

Ex. M-1

     IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed as of the date first written above.

FIFTH STREET FINANCE CORP., as the Servicer

By:
Name:
Title:

Ex. M-2

SCHEDULE A
to Exhibit M
SERVICING REPORT
(See attached)

Ex. M-3

EXHIBIT N
FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS
[Delivery Date]

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
as the Collateral Custodian	Sixth Street and Marquette Avenue
ABS Custody Vault	MAC N9311-161
1055 10th Ave SE	Minneapolis, MN 55479
MAC N9401-011	Attention: Corporate Trust Services — Asset-
Minneapolis, Minnesota 55414	Backed Administration
Attention: Corporate Trust Services — Asset-	Phone: (612) 667-8058
Backed Securities Vault	Facsimile: (612) 667-3464
Facsimile No.: (612) 667-8058
Phone No.: (612) 667-1080	With a copy to:

With a copy to:	Wells Fargo Bank, National Association
9062 Old Annapolis Rd.
Wells Fargo Bank, National Association	Columbia, Maryland 21045
as Collateral Agent	Attention: CDO Trust Services—Fifth Street
9062 Old Annapolis Rd.	Funding, LLC
Columbia, Maryland 21045	Facsimile: (281) 667-3933
Attention: CDO Trust Services—Fifth Street	Phone: (410) 884-2000
Funding
Facsimile: (281) 667-3933
Phone: (410) 884-2000

Re:	Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”).
Ladies and Gentlemen:
     In connection with the administration of the Required Loan Documents held by Wells Fargo Bank, National Association as the Collateral Custodian, for the benefit of the Secured Parties, under the Loan and Servicing Agreement, we request the release of the Required Loan

Ex. N-1

Documents (or such documents as specified below) for the Loan Assets described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning provided in the Loan and Servicing Agreement.
Obligor’s Name, Address & Zip Code:
Loan Asset Number:
Loan Asset File:

Ex. N-2

Reason for Requesting Documents (check one)

___ 1.	Loan Asset paid in full. (The Servicer hereby certifies that all amounts received in connection with such Loan Asset have been credited to the Collection Account.)

___ 2.	Loan Asset liquidated by . (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

___ 3.	Loan Asset in foreclosure.

___ 4.	Loan Asset released pursuant to a Lien Release Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07.

___ 5.	Loan Asset returned due to a failure to satisfy the Review Criteria pursuant to Section 12.02(b)(i).

___ 6.	Other (explain).
If box 1 or 2 above is checked, and if all or part of the Required Loan Documents were previously released to us, please release to us the Required Loan Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan Asset.
[Remainder of Page Left Intentionally Blank]

Ex. N-3

FIFTH STREET FINANCE CORP., as the Servicer

By:
Name:
Title:
Date:
[Signatures Continue]

Ex. N-4

Consent of Administrative Agent:

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:
Date:

Ex. N-5

EXHIBIT O
FORM OF TRANSFEREE LETTER
                     __, 20___
Fifth Street Finance Corp.,
    as the Transferor and as the Servicer
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Facsimile No.: (914) 328-4214
Confirmation No.: (914) 286-6800
Fifth Street Funding, LLC
   as the Borrower
10 Bank Street, 12th Floor
White Plains, NY 10606
Attention: Bernard D. Berman
Facsimile No.: (914) 328-4214
Confirmation No.: (914) 286-6800
Wells Fargo Securities, LLC
   as the Administrative Agent
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Kevin Sunday
Facsimile No.: (704) 715-0067
Confirmation No: (704) 374-6230
     Re:     Fifth Street Funding, LLC Variable Funding Notes
Ladies and Gentlemen:
     In connection with our acquisition of the above—captioned Variable Funding Notes (the “Notes”), we certify that (a) we understand that the Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any such laws, (b) we are (i) either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule (1)-501(a)(1)-(3) or (7) under the Securities Act and (ii) a “qualified purchaser” under the 1940 Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Notes, (c) we are an Affiliate of the [Applicable Lender] or a Permitted Assignee who is not a Prohibited Transferee, (d) we have had the opportunity to ask questions of and receive answers from the Transferor and the Servicer concerning the purchase of the Notes and all matters relating thereto or any additional

Ex. O-1

information deemed necessary to our decision to purchase the Notes, (e) we are acquiring the Notes for investment for our own account and not with a view to any distribution of such Notes (but without prejudice to our right at all times to sell or otherwise dispose of the Notes in accordance with clause (g) below), (f) we have not offered or sold any Notes to, or solicited offers to buy any Notes from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Securities Act, (g) we will not sell, transfer or otherwise dispose of any Notes unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Securities Act, (2) the purchaser or transferee of such Notes has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010, by and among Fifth Street Finance Corp., as the Transferor and as the Servicer, Fifth Street Funding, LLC, as the Borrower, Wells Fargo Securities, LLC as the Administrative Agent, each of the Conduit Lenders and the Institutional Lenders from time to time party thereto, each of the Lender Agents from time to time party thereto and Wells Fargo Bank, National Association, as the Collateral Agent, as the Account Bank and as the Collateral Custodian (h) the purchaser is not acquiring a Note, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under Section 3(42) of ERISA and the Department of Labor regulations set forth at 29 C.F.R. §2510.3–101; unless Prohibited Transaction Class Exemption (“PTCE”) 84–14, PTCE 90–1, PTCE 91–38, PTCE 95–60 or PTCE 92–23 or some other applicable prohibited transaction exemption is applicable such that the acquisition and holdings of such Notes will not constitute or result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code and (i) the purchaser is a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

Print Name of Transferee

By:
Responsible Officer

Ex. O-2

EXHIBIT P
FORM OF POWER OF ATTORNEY
FIFTH STREET FINANCE CORP.
November 16, 2009
     This Power of Attorney is executed and delivered by Fifth Street Finance Corp., as the Transferor and as the Servicer under the Loan and Servicing Agreement (each as defined below), to [Wells Fargo Bank, National Association]/[Wells Fargo Securities, LLC], as the [Collateral Agent]/[Administrative Agent] under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Servicing Agreement, dated as of November 16, 2009 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
     No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Servicer as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Servicer until all obligations of the Borrower under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).
     Fifth Street Finance Corp., as the Servicer, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties under the Loan and Servicing Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral Portfolio pursuant to Section 5.01(cc) of the Loan and Servicing Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Servicer’s place and stead and at the Servicer’s expense and in the Servicer’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to exercise the rights of the Servicer under the Loan and Servicing

Ex. P-1

Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following in connection with exercising the rights of the Servicer under the Loan and Servicing Agreement: (a) open mail for Servicer, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices, in each case in connection with the Collateral Portfolio; (b) effect any repairs to any of the Collateral Portfolio, or continue or obtain any insurance with respect to the Collateral Portfolio and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral Portfolio; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Servicer with respect to the Collateral Portfolio if Servicer does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney with respect to the Collateral Portfolio, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Servicer with respect to the Collateral Portfolio whenever payable and to enforce any other right in respect of the Collateral Portfolio; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral Portfolio, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Servicer hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the certified public accountants then engaged by the Servicer to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Servicer or Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Collateral Portfolio for all purposes, and to do, at Attorney’s option and Servicer’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and

Ex. P-2

effectively as Servicer might do. Servicer hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
[Remainder of Page Left Intentionally Blank]

Ex. P-3

     IN WITNESS WHEREOF, this Power of Attorney is executed by the Servicer, and the Servicer has caused its seal to be affixed pursuant to the authority of its managers and/or members as of the date first written above.

FIFTH STREET FINANCE CORP.

By:
Name:
Title:
Sworn to and subscribed before
me this November 16, 2009:

Notary Public

Ex. P-4

EXHIBIT Q
FORM OF POWER OF ATTORNEY
FIFTH STREET FUNDING, LLC
November 16, 2009
     This Power of Attorney is executed and delivered by Fifth Street Funding, LLC, as the Borrower under the Loan and Servicing Agreement (each as defined below), to [Wells Fargo Bank, National Association] /[Wells Fargo Securities, LLC], as the [Collateral Agent] /[Administrative Agent] under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Servicing Agreement, dated as of November 16, 2009 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.
     No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Borrower as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Borrower until all obligations of the Borrower under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).
     Fifth Street Funding, LLC hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties under the Loan and Servicing Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral Portfolio pursuant to Section 5.01(cc) of the Loan and Servicing Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Borrower’s place and stead and at the Borrower’s expense and in the Borrower’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan and Servicing Agreement and the other

Ex. Q-1

Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the Borrower’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower or the Borrower’s property; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Borrower if Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the certified public accountants then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and to do, at Attorney’s option and Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for the benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as Borrower might do. Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
[Remainder of Page Left Intentionally Blank]

Ex. Q-2

     IN WITNESS WHEREOF, this Power of Attorney is executed by the Borrower, and the Borrower has caused its seal to be affixed pursuant to the authority of its managers and/or members as of the date first written above.

FIFTH STREET FUNDING, LLC

By:
Name:
Title:
Sworn to and subscribed before
me this November 16, 2009:

Notary Public

Ex. Q-3

EXHIBIT R
FORM OF SERVICER’S CERTIFICATE
(LOAN ASSET REGISTER)
SERVICER’S CERTIFICATE
(LOAN ASSET REGISTER)
[_] [_], 20[_]
     This Servicer’s Certificate is delivered pursuant to the provisions of Section 5.03(l) of the Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Loan and Servicing Agreement. This Servicer’s Certificate relates to the Loan Asset Register set forth on the attached Schedule A.
A.	Fifth Street Finance Corp. is the Servicer under the Loan and Servicing Agreement.

B.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Lenders, the Lender Agents and the other Secured Parties that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate in all respects as of the date hereof.
[Remainder of Page Left Intentionally Blank]

Ex. R-1

     IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed as of the date first written above.

FIFTH STREET FINANCE CORP., as the Servicer

By:
Name:
Title:

Ex. R-2

SCHEDULE A
to Exhibit R
LOAN ASSET REGISTER
(See attached)

Ex. R-3

EXHIBIT S
FORM OF LETTER OF CREDIT REQUEST
[DATE]
Wells Fargo Securities, LLC
301 S. College Street, D1053-082
Charlotte, NC 28288
Facsimile No.: (704) 715-0067
via e-mail:  scp.mmloans@wellsfargo.com
Wells Fargo Bank, N.A. as
the Issuing Lender
Attention:
[Address]
Facsimile:
Re:      Amended and Restated Loan and Servicing Agreement dated as of November 5, 2010
Ladies and Gentlemen:
     This Letter of Credit Request is delivered to you pursuant to Section 2.23(b) of that certain Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2010 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among Fifth Street Funding, LLC, as the borrower (in such capacity, the “Borrower”), Fifth Street Finance Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Wells Fargo Securities, LLC, as the administrative agent (in such capacity, the “Administrative Agent”), each of the Conduit Lenders and Institutional Lenders from time to time party thereto (the “Lenders”), each of the Lender Agents from time to time party thereto (the “Lender Agents”) and Wells Fargo Bank, National Association, as the collateral agent (in such capacity, the “Collateral Agent”), as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.
The Borrower hereby gives notice of its intention to request the issuance of one or more of the following Letters of Credit (the “Letters of Credit”) under the Agreement for the account of the Borrower as is further described on the Letter of Credit Application attached hereto.
The following information, which may also be contained in the Letter of Credit Application, pertains to the Letter(s) of Credit which the Borrower is requesting be issued:
1.	Business Day on which issuance is requested:

2.	Original Face Amount of Proposed Letter of Credit:

3.	Beneficiary:

Ex. S-1

4.	Purpose and Nature of Proposed Letter of Credit:

5.	Documents to be presented for drawing:

6.	Delivery instructions:

7.	Letter of Credit format (see attached):
     The Borrower represents and warrants, as of the date hereof and as of the date any Letter of Credit is issued, that (i) the representations and warranties contained in the Agreement are correct in all material respects, before and after giving effect to the proposed issuance of a Letter of Credit, as though made on the date of the proposed issuance of the Letter of Credit (except with respect to representations and warranties relating to an earlier date, in which case such representations and warranties shall be true as of such earlier date), (ii) no Default or Event of Default has occurred on the date hereof, nor will any thereof occur after giving effect to the Letters of Credit requested above, and (iii) each of the other conditions precedent and requirements set forth in Section 2.23 of the Agreement have been satisfied in full.

Very truly yours,

FIFTH STREET FUNDING, LLC, as the Borrower

By:
Name:
Title:

Ex. S-2